UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
Filed by the Registrant   ☒                                  Filed by a Party other than the Registrant   ☐
Check the appropriate box:
☒  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material under Rule 14a-12
COLUMBIA SPORTSWEAR COMPANY
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

Notice of Annual Meeting of Shareholders

Dear Shareholders:
You are cordially invited to attend our annual meeting of shareholders at 3:00 p.m. Pacific Time on Wednesday, June 6, 2018, at our Lillehammer Events Center located at 14339 NW Science Park Drive, Portland, Oregon 97229. Details of the business to be conducted at the annual meeting are provided in the attached Notice of Annual Meeting and Proxy Statement. At the annual meeting, we will also report on the Company's operations and respond to any questions you may have.
Your vote is very important. Whether or not you attend the annual meeting in person, it is important that your shares are represented and voted at the meeting.

w
If you are a shareholder of record: please promptly complete, sign, date, and return the enclosed proxy card. You may also grant a proxy by telephone or via the Internet by following the instructions on the enclosed proxy card.
w
If you hold your shares in street name: please vote your shares by following the instructions set forth in the Notice provided by your broker, bank, trust, or other holder of record. In most cases, you may be permitted to submit your voting instructions by mail, by telephone or via the Internet.

If you attend the meeting, you will have the right to revoke your proxy and vote your shares in person. Please read "How You Can Vote" and "How You Can Revoke Your Proxy or Change Your Vote" in the Proxy Statement for further information.

Very truly yours,

Timothy P. Boyle
President and Chief Executive Officer
April 23, 2018

COLUMBIA SPORTSWEAR COMPANY
14375 NW Science Park Drive
Portland, Oregon 97229
(503) 985-4000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
June 6, 2018

Dear Shareholders:
Our annual meeting will be held at 3:00 p.m. Pacific Time on Wednesday, June 6, 2018, at our Lillehammer Events Center located at 14339 NW Science Park Drive, Portland, Oregon 97229. The purpose of the meeting is:

1.	To elect directors for the next year;

2.	To approve the amendment to the Third Restated Articles of Incorporation to increase the number of authorized shares of common stock from 125,000,000 to 250,000,000;

3.	To approve the amendment to the Third Restated Articles of Incorporation to eliminate statutory preemptive rights;

4.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2018;

5.	To approve, by non-binding vote, executive compensation; and

6.	To act upon any other matters that may properly come before the meeting.
Only shareholders of record at the close of business on April 9, 2018, are entitled to vote at the meeting. A list of shareholders will be available for inspection beginning April 10, 2018, at our corporate headquarters.

By Order of the Board of Directors

Lindsey R. Kantawee
Associate General Counsel and Secretary
Portland, Oregon
April 23, 2018

COLUMBIA SPORTSWEAR COMPANY
PROXY STATEMENT

2018 Annual Meeting of Shareholders

SUMMARY OF PROCEDURES

Proxy Statement Information
The Board of Directors of Columbia Sportswear Company, an Oregon corporation ("Columbia", the "Company", "we", "us", or "our"), is soliciting proxies to be used at the annual meeting of shareholders to be held at 3:00 p.m. Pacific Time on Wednesday, June 6, 2018, at Columbia's Lillehammer Events Center, located at 14339 NW Science Park Drive, Portland, Oregon 97229, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders ("Notice"). This Proxy Statement, our 2017 Annual Report to Shareholders and our form of proxy will be provided to shareholders on or about April 23, 2018. The expense of soliciting proxies, including the cost of preparing, assembling and mailing the Notice, Proxy Statement, 2017 Annual Report to Shareholders, and form of proxy, will be borne by Columbia. We will ask fiduciaries, custodians, brokerage houses, and similar parties to forward copies of proxy materials to beneficial owners of our common stock, and we will reimburse these parties for their reasonable and customary charges for distribution expenses. Proxies may be solicited by use of the mail and the Internet, and our directors, officers and employees may also solicit proxies by telephone, facsimile and personal contact. No additional compensation will be paid for these services.

Electronic Delivery of Proxy Materials
In accordance with Securities and Exchange Commission rules, Columbia's proxy materials are available to all shareholders on the Internet. Instead of receiving paper copies of the Notice, 2017 Annual Report to Shareholders, Proxy Statement, and proxy card in the mail, you may access these communications electronically via the Internet. If you received any proxy materials in the mail this year and would like to receive the materials electronically next year, please write to us at Columbia Sportswear Company, Attention: Investor Relations, 14375 NW Science Park Drive, Portland, Oregon 97229. You may also contact Investor Relations at (503) 985-4000 or colminvestorrelations@columbia.com. Once you provide your consent to receive electronic delivery of proxy materials via the Internet, your consent will remain in effect until you revoke it.

Householding of Proxy Materials
The Securities and Exchange Commission has adopted rules that permit companies and intermediaries to satisfy the delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single Notice or set of proxy materials addressed to those shareholders. This process, which is commonly referred to as "householding", may be more convenient for shareholders and less expensive for companies. A number of brokers with accountholders who are Company shareholders will be householding our Notice or proxy materials. If you have received notice from Columbia or your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent to householding. If you wish to receive a separate set of our proxy materials now or in the future, we will promptly deliver a separate copy of these materials to you upon written or oral request made to us at Columbia Sportswear Company, Attention: Investor Relations, 14375 NW Science Park Drive, Portland, Oregon 97229. You may also contact Investor Relations at (503) 985-4000 or colminvestorrelations@columbia.com. If at any time you no longer wish to participate in householding, please notify your broker or write to us at the address listed above. If you currently receive multiple copies of the proxy materials and would like to request householding, please contact your broker or write to us at the address above.

Who Can Vote
Only shareholders of record at the close of business on April 9, 2018 (the "record date") are entitled to notice of and to vote at the annual meeting or any adjournments of the annual meeting. At the close of business on April 9, 2018, [●] shares of our common stock, the only authorized class of voting security of the Company, were issued and outstanding. Because holders of common stock are entitled to one vote per share, a total of [●] votes are entitled to be cast at the annual meeting.

Columbia Sportswear Company	1

How You Can Vote
Shareholders may vote in person at our annual meeting or by proxy. To vote by proxy:

If you are a shareholder of record:	If you hold your shares in street name:
Please promptly complete, sign, date, and return the enclosed proxy card. You may also grant a proxy by telephone or via the Internet by following the instructions on the enclosed proxy card.
Please vote your shares by following the instructions set forth in the Notice provided by your broker, bank, trust, or other holder of record. In most cases, you may be permitted to submit your voting instructions by mail, by telephone or via the Internet.

All shares for which a proxy has been properly granted and not revoked will be voted at the annual meeting in accordance with your instructions. If you grant a proxy but do not give voting instructions, the shares represented by your proxy will be voted as recommended by the Board of Directors.

How You Can Revoke Your Proxy or Change Your Vote
If you are a shareholder of record, you can revoke your proxy at any time before it is voted at the annual meeting by:
w    Submitting to the Secretary a written notice of revocation bearing a later date than the date of your proxy;
w    Submitting to the Secretary a later-dated proxy relating to the same shares; or
w    Attending the annual meeting and voting in person.
If your shares are held in the name of a broker, bank, trust, or other nominee, you must obtain a proxy, executed in your favor, from the nominee to be able to vote at the meeting.
Any written notice revoking a proxy should be sent to Columbia Sportswear Company, Attention: Lindsey R. Kantawee, Associate General Counsel and Secretary, 14375 NW Science Park Drive, Portland, Oregon 97229, or hand-delivered to the Secretary at or before the vote at the annual meeting.

2	Columbia Sportswear Company

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of March 12, 2018, regarding the beneficial ownership of shares of our common stock by (i) each person known by us to own beneficially more than 5% of our common stock, (ii) each of our directors, (iii) each executive officer named in the Summary Compensation Table (each, a "named executive officer"), and (iv) all of our executive officers and directors as a group. The address for each of our executive officers and our directors is 14375 NW Science Park Drive, Portland, Oregon 97229. Except as otherwise noted, the persons listed below have sole investment and voting power with respect to the shares owned by them.

Name	Shares Beneficially Owned		Percentage of Shares(1)
Timothy P. Boyle	24,951,352	(2)	35.53
Gertrude Boyle	9,779,502		13.92
Sarah A. Bany	2,403,500	(3)	3.42
Stephen E. Babson	198,875	(4)	*
Andy D. Bryant	91,899	(5)	*
Bryan L. Timm	79,238		*
Murrey R. Albers	72,450	(6)	*
Thomas B. Cusick	64,236	(7)	*
Edward S. George	58,182	(8)	*
Peter J. Bragdon	48,843	(9)	*
Ronald E. Nelson	41,972	(10)	*
Walter T. Klenz	32,619	(11)	*
Franco Fogliato	20,235	(12)	*
Jim A. Swanson	6,449	(13)	*
Malia H. Wasson	5,783	(14)	*
Eaton Vance Management†	3,957,843	(15)	5.64
2 International Place, Boston, MA 02110
All executive officers and directors as a group (16 persons)	39,961,316	(16)	56.57

*	Less than 1%

†	Based solely on information set forth in Schedule 13G for the year ended December 31, 2017, as filed with the Securities and Exchange Commission.

(1)
Shares that the person or group has the right to acquire within 60 days after March 12, 2018 are deemed to be outstanding in calculating the percentage ownership of the person or group but are not deemed to be outstanding as to any other person or group.

(2)
Includes (a) 834 shares held in trust for Mr. Boyle's wife, for which she is trustee, (b) 1,146,647 shares held in eight grantor retained annuity trusts for which Mr. Boyle is trustee and income beneficiary, (c) 2,000 shares held in the Boyle Columbia Sportswear Company Voting Trust (the "Voting Trust"), for which Mr. Boyle serves as initial trustee. The Voting Trust provides for the deposit of additional shares of Columbia common stock and the appointment of successor trustees in the event of Mr. Boyle's death or incapacity (as defined in the voting trust agreement), and (d) 287,868 shares held in two generation skipping trusts, for which Mr. Boyle's wife is the trustee, for the benefit of Mr. Boyle's family.

(3)	Includes 804,418 shares held by DSRA, LLC and 19,946 shares subject to options exercisable within 60 days after March 12, 2018. Also includes 1,579,134 shares held by Ms. Bany's spouse.

(4)
Includes (a) 4,500 shares held by Babson Capital Partners, LP, for which Mr. Babson is general partner, (b) 11,000 shares held by the Jean McCall Babson Trust, for which Mr. Babson is trustee and whose beneficiaries include members of Mr. Babson's family, (c) 2,000 shares held by Mr. Babson's wife, and (d) 53,611 shares subject to options exercisable within 60 days after March 12, 2018, and 362 shares subject to RSUs that vest within 60 days after March 12, 2018.

(5)	Includes 57,230 shares subject to options exercisable within 60 days after March 12, 2018, and 891 shares subject to RSUs that vest within 60 days after March 12, 2018.

(6)
Includes 400 shares held by Mr. Alber's wife. Also includes 46,365 shares subject to options exercisable within 60 days after March 12, 2018, and 627 shares subject to RSUs that vest within 60 days after March 12, 2018.

(7)	Includes 19,973 shares subject to options exercisable within 60 days after March 12, 2018.

Columbia Sportswear Company	3

(8)
Includes 28,544 shares held by Edward S. George and Vilora Lynn George, Trustees of the Amended and Restated George Family Trust, dated May 15, 2006. Also includes 27,276 shares subject to options exercisable within 60 days after March 12, 2018, and 362 shares subject to RSUs that vest within 60 days after March 12, 2018.

(9)	Includes 29,003 shares subject to options exercisable within 60 days after March 12, 2018.

(10)	Includes 35,088 shares subject to options exercisable within 60 days after March 12, 2018, and 627 shares subject to RSUs that vest within 60 days after March 12, 2018.

(11)	Includes 22,246 shares subject to options exercisable within 60 days after March 12, 2018, and 362 shares subject to RSUs that vest within 60 days after March 12, 2018.

(12)	Includes 12,681 shares subject to options exercisable within 60 days after March 12, 2018.

(13)	Includes 5,958 shares subject to options exercisable within 60 days after March 12, 2018.

(14)	Includes 4,332 shares subject to options exercisable within 60 days after March 12, 2018, and 362 shares subject to RSUs that vest within 60 days after March 12, 2018.

(15)	As reported, holder has sole power to vote or to direct the vote of 3,957,843 shares.

(16)	Includes 401,511 shares subject to options exercisable within 60 days after March 12, 2018, and 3,593 shares subject to RSUs that vest within 60 days after March 12, 2018.

4	Columbia Sportswear Company

CORPORATE GOVERNANCE

Board Involvement in Risk Oversight
Columbia's management team is responsible for identifying, assessing and managing the material risks facing Columbia. The Board of Directors (the "Board") generally oversees Columbia's risk management practices and processes. The Board has delegated primary oversight of the management of (i) financial, accounting and cybersecurity risk to the Audit Committee, (ii) compensation risk to the Compensation Committee and (iii) governance risk to the Nominating and Corporate Governance Committee. Oversight of compliance risk is shared by the Audit Committee and the Nominating and Corporate Governance Committee. Each of these committees routinely reports to the Board on the management of these specific risk areas. To permit the Board and its committees to perform their respective risk oversight roles, individual members of management who supervise Columbia's risk management report directly to the Board or the relevant committee of the Board responsible for overseeing the management of specific risks, as applicable. For this purpose, management has a high degree of access and communication with independent directors. Because a majority of the Board consists of independent directors and each committee of the Board consists solely of independent directors, Columbia's risk oversight structure conforms to the Board's leadership structure discussed below and demonstrates Columbia's belief that having a strong, independent group of directors is important for good governance.
The Board also oversees a process of risk assessment within Columbia that is designed to identify the most salient enterprise risks facing Columbia's business, including interviews conducted with independent directors and members of senior management seeking participants' judgment and assessment of the relative likelihood and magnitude of risks identified. The results of the periodic assessment are reviewed with the Nominating and Corporate Governance Committee and by the entire Board. The Board believes that the process serves to identify material risks in a timely manner and to promote, when necessary, appropriate action to address the management of these risks.
Finally, the Board oversees various organizational structures, policies and procedures at Columbia to promote ethical conduct and compliance with laws and regulations. For example, Columbia maintains a Code of Business Conduct and Ethics (the "Code") and has established a confidential compliance line and web-based reporting for employees or other stakeholders to report potential violations of the Code. The chair of the Audit Committee receives copies of all compliance line reports.

Corporate Governance Guidelines
Columbia's Board has adopted Corporate Governance Guidelines that address:

w	Director qualifications	w	Director compensation
w	Director independence	w	Director orientation and continuing education
w	Director responsibilities	w	Chief Executive Officer ("CEO") evaluation and management succession
w	Board committees	w	Annual board and committee performance evaluations
w	Director access to officers, employees and others	w	Annual review of the Corporate Governance Guidelines
A copy of our Corporate Governance Guidelines is available on our website at http://investor.columbia.com/.

Independence
Under our Corporate Governance Guidelines, which adopt the standards for "independence" under applicable NASDAQ listing rules and Securities and Exchange Commission rules, a majority of the members of our Board of Directors must be independent, as determined by the Board. The Board has determined that Ms. Wasson and Messrs. Albers, Babson, Bryant, George, Klenz, and Nelson are independent and, accordingly, a majority of the members of our Board are independent. In addition, the Board has determined that all members of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent under the standards for independence applicable to members of each committee. There are no undisclosed transactions, relationships or arrangements that were considered by the Board in connection with the determination of whether any particular director is independent.

Columbia Sportswear Company	5

Code of Business Conduct and Ethics
Our Board has adopted a Code of Business Conduct and Ethics that sets out basic principles to guide all of Columbia's officers, directors and employees worldwide, as well as third parties in their dealings with or on behalf of Columbia and our subsidiaries and affiliates. We have established a confidential compliance line and web-based reporting operated by a third party through which stakeholders can report concerns confidentially. Our Code of Business Conduct and Ethics has been translated into various languages and is available to our employees and also on our website at http://investor.columbia.com/. The Company plans to satisfy the disclosure requirement regarding any amendment to, or a waiver of, the Code of Business Conduct and Ethics by posting such information on our website: http://investor.columbia.com/.

Communications with the Board
If a shareholder wishes to communicate with any of our non-management directors or the Board of Directors as a group, the shareholder may do so by writing to the member or members of the Board, c/o Lindsey R. Kantawee, Associate General Counsel and Secretary, Columbia Sportswear Company, 14375 NW Science Park Drive, Portland, Oregon 97229. Communications should be sent by overnight or certified mail, return receipt requested. Communications will be reviewed and compiled by the Secretary and submitted to the individual director or directors to whom the communications are addressed, as appropriate. Communications with the Board regarding recommendations of individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors must be made in accordance with the Director Nomination Policy described below.

Board Leadership
Under our Board structure, leadership is provided primarily by the persons in the following positions, each of whom performs a separate role:

w	Chairman of the Board;
w	President and CEO; and
w	Chairman of the Nominating and Corporate Governance Committee.
Gertrude Boyle is Chairman of the Board and Timothy P. Boyle is our President and CEO. Most of the functions typically performed by a chairman, such as convening and presiding over meetings of the Board, are performed by our President and CEO rather than our Chairman. As Chairman, Mrs. Boyle is recognized as an industry leader and keeper of institutional knowledge and corporate culture and is a significant stakeholder of Columbia. As President and CEO, Mr. Boyle is primarily responsible for Columbia's general operations and implementing its business strategy. Mr. Boyle is also Columbia's largest shareholder. For these reasons, the Board believes that, at this time, Columbia and its shareholders are best served by having the President and CEO convene, establish agenda items for and preside over meetings of the Board.
Columbia believes that having a strong, independent group of directors is important for good governance, and the Board has been, and continues to be, a strong proponent of Board independence. Consequently, Columbia's corporate governance structures and practices include several independent oversight mechanisms. For example:

w
seven of the Board's ten members and each of the members of the Board's Audit, Compensation and Nominating and Corporate Governance Committees are independent directors under applicable NASDAQ listing rules;

w	each director is free to suggest the inclusion of items for the Board's agenda and to raise at any Board meeting subjects that are not on the agenda for that meeting; and

w	the charters of each of the Board's standing committees provide that each of these committees may seek legal, accounting or other expert advice from sources independent of Columbia's management.
Moreover, the Board believes Columbia's corporate governance practices ensure that strong and independent directors will continue to effectively oversee Columbia's management and key issues related to long-range business plans, strategy, risks, and integrity. Pursuant to these governance practices, the Chairman of the Nominating and Corporate Governance Committee, in addition to his role as chairman of that committee:
w    convenes and presides over meetings of the independent directors in executive session;
w    convenes and presides over an annual off-site meeting of the independent directors; and
w    is available for consultation and direct communication with shareholders, if requested.

6	Columbia Sportswear Company

In performing the duties described above, the Chairman of the Nominating and Corporate Governance Committee consults with the chairs of the appropriate Board committees and solicits their participation.
We intend to reexamine our Board leadership structure on an ongoing basis to ensure that it continues to meet Columbia's needs.

Board Meetings
The Board met six times and held four executive sessions of the Board in 2017. Each director attended at least 75% of the total number of meetings of the Board and of each committee on which the director serves, except Mr. Stanton who did not stand for re-election on June 13, 2017. We do not maintain a formal policy regarding director attendance at annual shareholder meetings. Five of our ten directors attended our 2017 annual meeting of shareholders.

Board Committees
The Board has designated three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee operates under a written charter that is available for review on our website at http://investor.columbia.com/. The table below provides information regarding the current membership of each standing Board committee and number of meetings held in Fiscal 2017.

Director Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Timothy P. Boyle
Gertrude Boyle
Sarah A. Bany
Murrey R. Albers		•	•
Stephen E. Babson		Chair	•
Andy D. Bryant	•		Chair
Edward S. George	•		•
Walter T. Klenz		•	•
Ronald E. Nelson	•		•
Malia H. Wasson	Chair		•
Meetings in Fiscal 2017	5	6	5
Audit Committee. The Board has determined that each member of the Audit Committee meets all applicable independence and financial literacy requirements. The Board has also determined that Ms. Wasson is an "audit committee financial expert" as defined in regulations adopted by the Securities and Exchange Commission. A description of the functions performed by the Audit Committee and Audit Committee activity is set forth in the "Report of the Audit Committee".
Compensation Committee. The Compensation Committee determines compensation for the Company's executive officers and administers the Company's 1997 Stock Incentive Plan and any executive officer incentive compensation plans, including our Executive Incentive Compensation Plan. The Compensation Committee's processes and procedures for determining compensation for the Company's executive officers and directors are described below in "Compensation Discussion and Analysis". Mr. Stanton served on the committee until his retirement from the Board, effective June 13, 2017.
The Compensation Committee retained PricewaterhouseCoopers LLP ("PwC") as its outside compensation consultant for 2017. The Committee chose PwC primarily because of the competence, knowledge, background, and reputation of the representative who advises the Committee. The consultant reports directly to the Committee. Based on direction from the Committee, PwC provides the Committee with:

w	information about market trends in executive officer compensation;

w	general information on compensation practices at other companies;

w	specific data on the compensation paid to executive officers at peer companies; and

w	analyses of performance measures used in incentive programs.

Columbia Sportswear Company	7

PwC also:

w	assists the Committee in its evaluation of executive pay, practices and programs; and

w	advises the Committee on ad hoc issues related to broad-based compensation plans and international compensation issues.
PwC reports on executive officer compensation matters and presents findings directly to the Compensation Committee but does not provide recommendations on compensation decisions for individual executive officers. From time to time our Senior Vice President and Chief Human Resources Officer ("CHRO") provides information and feedback to PwC on various compensation matters. Moreover, PwC provides our Senior Vice President and CHRO and our President and CEO with copies of the information provided to the Committee.
In 2017, management separately engaged PwC to perform tax and audit services. Tax and audit arrangements are requested and approved by management separately from any work that is requested by the Compensation Committee. The PwC representative who provides services to the Committee did not participate in these tax and audit services. Also in 2017, Columbia subscribed to PwC's update service regarding regulatory developments in the European Union. The following is a summary of the approximate fees incurred by Columbia in 2017 for all services provided by PwC, as categorized below:

2017
Executive and Director Compensation Consulting Fees(1)	$171,259
Other Fees(2)	439,830
Total	$611,089

(1)
Fees for services requested and approved by the Compensation Committee and billed to Columbia by PwC in 2017 consisted of (i) industry survey and analysis of executive positions and industry survey and analysis of executive compensation and hiring packages; (ii) executive compensation trend analyses; (iii) director compensation analysis; (iv) equity plan design, calibration and analysis; and (v) attendance at Compensation Committee meetings.

(2)
Other fees for services requested and approved by management consisted of vendor assessment, audit services, domestic and international tax consulting and transaction analyses, and a regulatory update service.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee develops and recommends corporate governance guidelines and standards for business conduct and ethics, identifies individuals qualified to become Board members and makes recommendations regarding nominations for director. The Nominating and Corporate Governance Committee will consider individuals recommended by shareholders for nomination as director in accordance with the procedures described under "Director Nomination Policy" below. The Nominating and Corporate Governance Committee also oversees the annual self-evaluations of the Board and its committees and makes recommendations concerning the size, structure, composition, and membership of the Board and its committees. Mr. Stanton served on the committee until his retirement from the Board, effective June 13, 2017.

Director Nomination Policy
Shareholders may recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board by submitting a written recommendation to the Nominating and Corporate Governance Committee, c/o Lindsey R. Kantawee, Associate General Counsel and Secretary, Columbia Sportswear Company, 14375 NW Science Park Drive, Portland, Oregon 97229. Communications should be sent by overnight or certified mail, return receipt requested. Submissions must include sufficient biographical information concerning the recommended individual, including age, five-year employment history with employer names and a description of the employer's business, whether the individual can read and understand financial statements, and board memberships, if any, for the Nominating and Corporate Governance Committee to consider. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board and to serve if elected by the shareholders. Recommendations received by December 31, 2018 will be considered for nomination at the 2019 Annual Meeting of Shareholders. Recommendations received after December 31, 2018 and before the applicable deadline for the 2020 Annual Meeting of Shareholders will be considered for nomination at the 2020 Annual Meeting of Shareholders. In addition to shareholder recommendations, the Nominating and Corporate Governance Committee may identify potential director nominees through referrals by directors, officers, employees, and third parties, including search firms, and internal research and recruitment activities.

Director Selection and Qualifications
Following the identification of director candidates, the Nominating and Corporate Governance Committee meets to discuss and consider each candidate's qualifications and determines by majority vote the candidates who the Committee believes will best serve Columbia, which candidates are then submitted to the Board for approval. In evaluating director candidates, the Committee considers a variety of factors, including the composition of the Board as a whole, the characteristics of each candidate and the performance and continued tenure of incumbent Board members. The Committee considers these factors to evaluate potential candidates regardless of the source of the recommendation. The Committee believes that director candidates should possess high ethical character, business experience with high accomplishment in his or her respective field, the ability to read and understand financial statements, relevant expertise and experience, and the ability to exercise sound business judgment. Candidates must also be over 21 years of age. In addition, the Committee believes at least one member of the Board should meet the criteria for an "audit committee financial expert" as defined by the Securities and Exchange Commission rules, and that a majority of the members of the Board should meet the definition of "independent director" under the applicable NASDAQ listing requirements. The Committee also believes key members of our management should participate as members of the Board.
As described above, our Board believes that maintaining a strong, independent group of directors that comprises a majority of our Board is important for good governance, and seven of our ten directors qualify as independent. The Board believes that all of our independent directors are financially literate and possess the other qualities described in our Corporate Governance Guidelines, including integrity and moral responsibility, the capacity to evaluate strategy and reach sound conclusions and the willingness and ability to devote the time required to fulfill the duties of a director. In addition, the Board places high value on the ability of individual directors to contribute to a constructive Board environment.
The Board believes that our directors, collectively, provide the diversity of experience and skills necessary for a well-functioning board. All of our independent directors have substantial senior executive-level business experience. Each of Mr. Boyle, Mrs. Boyle and Ms. Bany are significant shareholders of Columbia, and as such, their interests are aligned with other shareholders for building long-term shareholder value. For a more complete description of individual backgrounds, professional experiences, qualifications, and skills, see the director profiles set forth under "Proposal 1: Election of Directors" below.

Board Diversity
Columbia's Corporate Governance Guidelines establish that the Nominating and Corporate Governance Committee of the Board is responsible for reviewing annually with the Board the desired skills and characteristics of new Board members and the composition of the Board as a whole. In assessing the appropriate composition of the Board, the Committee considers factors set forth in the Corporate Governance Guidelines, including diversity. Although the Board does not maintain a specific policy with respect to Board diversity, the Board believes that the Board should be a diverse body, and the Committee considers a broad range of background and experience in its assessment. The Committee considers these and other factors as it oversees the annual Board and committee assessments.

Compensation Committee Interlocks and Insider Participation
No member of our Compensation Committee is a past or present officer or employee of ours or any of our subsidiaries, nor has any member of our Compensation Committee had any relationship requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, which requires disclosure of certain relationships and related party transactions. Likewise, none of our executive officers has served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served on our Board or Compensation Committee.

Certain Relationships and Related Person Transactions
Joseph P. Boyle, son of Timothy P. Boyle and grandson of Gertrude Boyle, is employed by Columbia as Executive Vice President and Columbia Brand President. In 2017, Joseph P. Boyle received an annualized salary of $291,500 as Senior Vice President of Columbia Brand Merchandising and Design and was eligible to receive bonus, equity and employment benefits available to other executive officers. In July 2017, Mr. Boyle was promoted to Executive Vice President and Columbia Brand President and began earning a base salary of $475,000 while continuing to be eligible to receive bonus, equity and employment benefits available to other executive officers. The Nominating and Corporate Governance Committee reviewed and ratified Joseph P. Boyle's compensation arrangements.
Molly Boyle, daughter of Timothy P. Boyle, granddaughter of Gertrude Boyle and sister of Joseph P. Boyle, is employed by Columbia as a Retail Merchandise Manager. In 2017, Molly Boyle received an annualized salary of $87,653 and was eligible to receive bonus, equity and employment benefits available to other employees of similar rank. The Nominating and Corporate Governance Committee reviewed and ratified Molly Boyle's compensation arrangements.
In January 2016, Columbia entered into an aircraft arrangement, whereby it subleases an aircraft from Alvador, LLC, a limited liability company wholly owned by Timothy P. Boyle and his wife. Under the terms of the arrangement, Columbia has engaged an unaffiliated entity to provide pilot services for operation of the aircraft. Under the terms of the sublease, Columbia pays Alvador, LLC a monthly rental amount equal to $3,500 per flight hour. In 2017, Columbia paid Alvador, LLC $357,000 for use of the aircraft. Columbia also incurred expenses totaling $12,000 for pilot services and $13,157 for miscellaneous related flight crew services. We believe that these arrangements are on terms at least as fair to Columbia as those that would have been available in arm's-length negotiated transactions.

Columbia Sportswear Company	9

Our Chairman, Gertrude Boyle, was the victim of a targeted crime, including an attempted kidnapping, in November 2010. In response to the incident, Columbia established security protocols recommended by an independent security review for Mrs. Boyle and hired a former police officer to oversee those protocols. The former police officer is an in-law of Timothy P. Boyle and received compensation of $50,224 in 2017, for which Mr. Boyle reimbursed Columbia in 2017.

Related Person Transactions Approval Process
Our Nominating and Corporate Governance Committee generally approves in advance any transactions with an officer, director, greater-than-5% shareholder, or any immediate family member of an officer, director, or greater-than-5% shareholder ("related person") pursuant to our written related person transaction approval policy. A "related person transaction" is any actual or proposed transaction or series of transactions, either since the beginning of the last fiscal year or proposed, amounting to more than $120,000 in which Columbia was or is to be a participant, and in which a related person had or will have a direct or indirect material interest. Our policy requires that the Committee review the material facts of any transaction that could potentially qualify as a "related person transaction" and either approve or disapprove of our entry into the transaction. If advance Committee approval is not feasible, the related person transaction is considered, and if the Committee determines it to be appropriate, ratified at the Committee's next regularly scheduled meeting. In determining whether to approve or ratify a transaction, the Committee takes into account, among other factors it deems to be appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated person in the same or similar circumstances and the extent of the related person's direct or indirect interest in the transaction. If a related person transaction is ongoing, the Committee may establish guidelines for management to follow in its ongoing dealings with the related person. Thereafter, the Committee reviews and assesses ongoing relationships with the related person annually to confirm they are in compliance with the Committee's guidelines and are appropriate.

Prohibition on Hedging or Pledging Columbia Securities
Columbia's Insider Trading Policy prohibits the hedging or pledging of Columbia securities by members of our Board and officers. The policy is intended to prohibit any transaction that would enable an individual to lock in value for securities in exchange for protection against upside or downside movement in our common stock. The prohibition on pledging is intended to ensure that Columbia securities are not used as collateral.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and beneficial owners of more than 10% of our common stock are required to furnish to us copies of all Section 16(a) reports they file. Based solely on a review of reports that we received and on written representations from reporting persons regarding compliance, we believe all Section 16(a) transactions were reported on a timely basis in 2017.

10	Columbia Sportswear Company

DIRECTOR COMPENSATION
Our director compensation program is intended to enable us to:

w	attract and retain qualified non-employee directors by providing compensation that is competitive with other companies; and

w	align directors' interests with shareholders' interests by including equity as a significant portion of each non-employee director's compensation package.
In setting director compensation, we consider compensation offered to directors by other companies, the amount of time that our directors spend providing services to us and the experience, skill and expertise that our directors have. Directors who are employees of Columbia receive no separate compensation for their service as directors.
Each director who is not a Columbia employee receives:

w	a $60,000 annual board service fee;

w	a $10,000 annual committee service fee for each committee on which the director serves as a member;

w	a $15,000 annual committee chair fee for each committee (except the Audit Committee) for which the director serves as chair;

w	a $20,000 annual Audit Committee chair fee for serving as chair of the Audit Committee;

w	a $3,500 Company merchandise allowance;

w	reasonable out-of-pocket expenses incurred in attending meetings; and

w	an annual equity award as follows:
›    a stock option grant valued at $60,000 (using the Black-Scholes valuation method) to purchase shares of our common stock at an exercise price equal to the closing market price of our common stock on the date of grant; and
›    a grant of time-based restricted stock units valued at $60,000 based on the closing market price of our common stock on the date of grant, discounted by the present value of the future stream of dividends over the vesting period using the Black-Scholes valuation method.
For awards granted in 2017, one-third of the stock options become exercisable and one-third of the shares of restricted stock units vest annually on each of the first, second and third May 1 that occurs following the date of grant. If the date on which RSUs vest falls on a weekend or any other day on which the NASDAQ Stock Market ("NSM") or any national securities exchange on which the common stock then is principally traded (the "Exchange") is not open, affected restricted stock units will vest on the next following NSM or Exchange business day, as the case may be. Directors may elect to receive equity compensation in lieu of all or half of the $60,000 annual board service fee and may elect how they wish to allocate this amount between stock options or restricted stock unit awards that vest in full on the first May 1 that occurs following the date of grant. In 2017, three of our seven non-employee directors elected to receive equity compensation in lieu of half of their $60,000 annual board service fee for the one-year term following our annual meeting. In April 2017, the Board approved a proposal to modify a portion of Mr. Stanton's outstanding equity awards in connection with his retirement from the Board on June 13, 2017, to accelerate the vesting date of awards that would have vested on July 1, 2017 to June 1, 2017.
Non-employee directors who own more than $50 million of Columbia common stock may elect to receive cash in lieu of the annual equity award. Cash payments are made in three installments of $40,000 and paid over the three-year period applicable to the annual equity awards. Ms. Bany elected to receive cash in lieu of 2017 annual equity awards.
Stock Ownership Guidelines. On January 26, 2018, the Board adopted stock ownership guidelines for all non-employee directors. Under the guidelines, directors are encouraged to hold the lesser of Columbia stock valued at five times their annual cash retainer or 5,200 shares. Directors elected prior to January 26, 2018 are expected to attain these ownership levels by January 26, 2023 and new directors within five years of their election to the Board.

Columbia Sportswear Company	11

2017 Director Compensation Table
The following table summarizes the compensation earned by each non-employee director in 2017.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Sarah A. Bany	60,000	—	—	3,500	63,500
Murrey R. Albers	50,000	75,042	75,015	3,192	203,249
Stephen E. Babson	55,000	60,011	60,013	1,301	176,325
Andy D. Bryant	55,000	90,016	60,013	3,500	208,529
Edward S. George	65,000	60,011	60,013	2,691	187,715
Walter T. Klenz	80,000	60,011	60,013	3,500	203,524
Ronald E. Nelson	50,000	75,042	75,015	3,252	203,309
John W. Stanton (4)	40,000	50,200	30,183	1,271	121,654
Malia H. Wasson	90,000	60,011	60,013	3,487	213,511

(1)
For Ms. Bany, beginning in 2017, cash received in lieu of annual stock awards and option awards will be paid in accordance with the annual vesting schedule for director awards. Prior to 2017, Ms. Bany received a lump-sum cash payment at the time annual director awards were granted.

(2)
Other than for Mr. Stanton, the amounts set forth in the "Stock Awards" and "Option Awards" columns in the table above reflect the aggregate grant date fair value computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic No. 718, Compensation-Stock Compensation (FASB ASC Topic 718), excluding the effect of any estimated forfeiture rate. In Mr. Stanton's case, the amounts represent the fair value related to the modification of certain of his outstanding equity awards due to acceleration of vesting prior his retirement from the Board on June 13, 2017. These amounts may not correspond to the actual value eventually realized by the director, which depends in part on the market value of our common stock in future periods. Assumptions used in the calculation of these amounts are described in the Notes to Consolidated Financial Statements included in Columbia's Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission. The following table sets forth the aggregate number of unvested stock awards and the aggregate number of option awards held as of December 31, 2017, by each of our directors.

Name	Stock Awards Outstanding	Option Awards Outstanding
Timothy P. Boyle	—	—
Gertrude Boyle	—	—
Sarah A. Bany	—	31,792
Murrey R. Albers	2,442	58,483
Stephen E. Babson	2,177	65,729
Andy D. Bryant	2,706	62,720
Edward S. George	2,177	44,374
Walter T. Klenz	2,177	39,430
Ronald E. Nelson	2,442	40,578
John W. Stanton (4)	—	—
Malia H. Wasson	2,177	9,822

(3)	The amounts set forth in the "All Other Compensation" column consist of the clothing allowance accepted by the respective director.

(4)	Mr. Stanton retired from the Board on June 13, 2017.
The Compensation Committee periodically reviews our director compensation program and recommends any changes for Board approval. Due to modest movements in market data, in 2017 the Compensation Committee declined to make any changes in the current form and amount of compensation paid to the Company's directors and determined to revisit the need for changes in 2018.

12	Columbia Sportswear Company

Annual cash fees are paid quarterly beginning on the date the director is elected by shareholders at our annual meeting of shareholders. The 2017 Director Compensation Table does not include any amounts paid to the directors for reimbursement for reasonable out-of-pocket expenses incurred in connection with meeting attendance. Mr. Bryant elected to receive equity compensation in the form of restricted stock units in lieu of $30,000 of the annual board service fee due to him for the twelve-month period beginning June 13, 2017. Mr. Albers and Mr. Nelson elected to receive equity compensation in the form of restricted stock units and stock options in lieu of $30,000 of the annual board service fee due to them for the twelve-month period beginning June 13, 2017. Equity compensation granted to these directors in lieu of their annual board service fees is included in the "Stock Awards" and "Option Awards" columns of the 2017 Director Compensation Table.

Columbia Sportswear Company	13

PROPOSAL 1: ELECTION OF DIRECTORS
A Board of ten directors will be elected at the Annual Meeting. The directors are elected at each annual meeting to serve until the next annual meeting or until their successors are elected and qualified. Proxies received from shareholders, unless directed otherwise, will be voted FOR election of the following nominees: Mrs. Gertrude Boyle, Ms. Sarah A. Bany, Ms. Malia H. Wasson, and Messrs. Timothy P. Boyle, Murrey R. Albers, Stephen E. Babson, Andy D. Bryant, Edward S. George, Walter T. Klenz, and Ronald E. Nelson. Each nominee is now a director of Columbia. If any of the nominees for director becomes unavailable for election for any reason, the proxy holders will have discretionary authority to vote pursuant to a proxy for a substitute or substitutes. Set forth below are the name, age and occupation of each of the nominees. Specific skills contributing to the nominee's overall qualifications as a member of the Board are also highlighted. Proxies may not be voted for a greater number of persons than the number of nominees named below.

Name	Principal Occupation, Other Directorships and Qualification Highlights

Gertrude Boyle
Mrs. Boyle (age 94) has served as Chairman of the Board since 1970. Mrs. Boyle also served as Columbia's President from 1970 to 1988. Mrs. Boyle is Timothy P. Boyle's and Sarah A. Bany's mother and Joseph P. Boyle's grandmother. Mrs. Boyle has been involved in the business throughout its various stages and, in particular, she has been an active participant in Columbia's promotional campaigns and is a key contributor to the Company's culture. Mrs. Boyle's philanthropic endeavors and leadership in the Portland community have been widely recognized and honored, enhancing Columbia's community relationships.

Timothy P. Boyle
Mr. Boyle (age 68) has served on the Board since 1978. Mr. Boyle joined Columbia in 1971 as General Manager, served as Chief Executive Officer of Columbia Sportswear Company since 1988, and reassumed the role of President in 2017, which he had previously held from 1988 to 2015. Mr. Boyle is also a member of the board of directors of Northwest Natural Gas Company (NYSE: NWN) and Craft Brew Alliance, Inc. (NASDAQ: BREW). Mr. Boyle is Gertrude Boyle's son, Sarah A. Bany's brother and Joseph P. Boyle's father. Mr. Boyle has spent his entire business career growing Columbia into one of the largest apparel and footwear companies in the world. Mr. Boyle's customer relationships, market knowledge and breadth of experience performing nearly every function within Columbia has resulted in a deep understanding of the business issues facing Columbia.

Sarah A. Bany
Ms. Bany (age 59) has served on the Board since 1988. Since 2001, Ms. Bany has been a co-owner of Moonstruck Chocolate Company. From 1979 to August 1998, Ms. Bany held various positions at Columbia, including Director of Retail Stores. Ms. Bany is Gertrude Boyle's daughter, Timothy P. Boyle's sister and Joseph P. Boyle's aunt. Ms. Bany's years of service at Columbia and her brand development experience have resulted in a deep understanding of Columbia's business, particularly with respect to brand enhancement and marketing.

Murrey R. Albers
Mr. Albers (age 77) has served on the Board since July 1993. Mr. Albers is Chief Executive Officer of United States Bakery, a bakery with operations in Oregon, Washington, Idaho, Montana, Alaska, and California. Mr. Albers, who has been in his current position since June 1985, joined United States Bakery as general manager of Franz Bakery in 1975. Mr. Albers' executive experience provides Columbia with insights into operations, acquisitions and valuable business relationships in the region where Columbia operates its headquarters.

Stephen E. Babson
Mr. Babson (age 67) has served on the Board since July 2002. Mr. Babson chairs the Compensation Committee. Mr. Babson is a Managing Director of Endeavour Capital, a Northwest private equity firm, which he joined in 2002. Prior to 2002, Mr. Babson was an attorney at Stoel Rives LLP. Mr. Babson joined Stoel Rives in 1978, was a partner from 1984 to February 2002, and served as the firm's chairman from July 1999 to February 2002. Mr. Babson serves on a number of boards of privately-held companies, including ESCO Corporation; Genesis Financial Solutions, Inc.; Good Food Holdings, LLC, owner of Bristol Farms and Metropolitan Market, LLC; New Seasons Market LLC; Pendleton Woolen Mills, Inc.; USNR, LLC; Vigor Industrial LLC; Zoom Management, Inc., dba ZoomCare; PMI (Pacific Market International, LLC); and OFD Foods, LLC. Mr. Babson brings a combination of financial and legal expertise to the Board. His experience in a private equity firm provides Columbia with valuable insights related to capital markets, strategic planning and financial integrity.

14	Columbia Sportswear Company

Andy D. Bryant
Mr. Bryant (age 67) has served on the Board since 2005. Mr. Bryant chairs the Nominating and Corporate Governance Committee. Mr. Bryant was named Chairman of the Board of Intel Corporation (NASDAQ: INTC) in May 2012. Previously, Mr. Bryant was named a director and Vice Chairman of Intel in July 2011 and most recently served as Executive Vice President of Technology, Manufacturing and Enterprise Services and Chief Administrative Officer of Intel Corporation until January 2012. Mr. Bryant joined Intel in 1981 as Controller for the Commercial Memory Systems Operation, became the Chief Financial Officer in February 1994 and was promoted to Senior Vice President in January 1999. Mr. Bryant expanded his role to Chief Financial and Enterprise Services Officer in December 1999, and was promoted to Chief Administrative Officer in October 2007. Prior to joining Intel, Mr. Bryant held positions in finance at Ford Motor Company and Chrysler Corporation. Mr. Bryant served on the board of directors of Synopsys, Inc. (NASDAQ: SNPS) from 1999 to 2005 and is a member of the board of directors of McKesson Corporation (NYSE: MCK). Mr. Bryant's years of experience at a large, global public company provide operational, strategic planning and financial expertise to the Board.

Edward S. George
Mr. George (age 81) has served on the Board since 1989. For 30 years, until his retirement, Mr. George worked in the banking industry. From 1980 to 1990, he was President and Chief Executive Officer of Torrey Pines Bank and from 1991 to 1998 he served as a financial consultant. Mr. George also served as a director of First National Bank of San Diego until its sale in September 2002. Mr. George's banking experience provides the Board and the Audit Committee with valuable financial expertise.

Walter T. Klenz
Mr. Klenz (age 72) has served on the Board since 2000. He served as Managing Director of Beringer Blass Wine Estates from 2001 until his retirement in 2005. Mr. Klenz became President and Chief Executive Officer of Beringer Wine Estates in 1990 and Chairman of its board of directors in August 1997, and he served in those positions until the 2000 acquisition of Beringer Wine Estates by Foster's Group Limited. Mr. Klenz joined Beringer Wine Estates in 1976 as Director of Marketing for the Beringer brand, where he also served as Chief Financial Officer from 1981 to 1990. He served as a director of America West Airlines from 1998 until 2005. Mr. Klenz also serves as a director of Vincraft Group, Free Flow Wines and J. Lohr Winery, all privately-held wine companies, and Sonoma State University Wine Business Institute, a non-profit organization. Mr. Klenz brings a combination of global branding, distribution, financial, and operational expertise to the Board.

Ronald E. Nelson
Mr. Nelson (age 75) has served on the Board since 2011. He joined NIKE, Inc. in 1976 and went on to serve as Vice President from 1982 to 1997, overseeing a wide variety of operations, including NIKE's early advertising, promotions and retail operations, global footwear sourcing and financing, and the global apparel division, and he served as President of NIKE's Japanese subsidiary from 1995 to 1997, retiring from NIKE in 1997. Mr. Nelson served as an advisory board member to Columbia in the 1970s and today serves as an informal advisor to several small companies. Mr. Nelson's broad and deep experience within the apparel and footwear industry provides the Board with insights and guidance regarding our global supply chain, marketing and growth strategies.

Malia H. Wasson
Ms. Wasson (age 59) was elected to the Board in 2015. Ms. Wasson chairs the Audit Committee, and the Board has designated Ms. Wasson as an "audit committee financial expert". Ms. Wasson worked at U.S. Bank of Oregon for over 25 years, serving as President of U.S. Bank's Oregon and Southwest Washington operations from 2005 to 2015. She served as U.S. Bank's senior executive in the region and led the U.S. Bank Board in Portland. In addition to her role as President, she led the Oregon Commercial Banking group for U.S. Bank, which provides a wide variety of financial services to middle market companies. Prior to joining U.S. Bank, Ms. Wasson held various commercial lending positions with the former Oregon Bank and Security Pacific Bank of Oregon. Currently, Ms. Wasson is the President of Sand Creek Advisors LLC, which provides business consulting to CEOs of public and private companies. Ms. Wasson currently serves as a member of the board of directors of Northwest Natural Gas Company (NYSE: NWN). She is also a director of the Oregon Business Council and member of the Oregon Business Plan Steering Committee. Ms. Wasson formerly served on the boards of Oregon Health & Science University Foundation, Inc., OHSU Knight Cancer Institute, Portland Business Alliance, Greater Portland Inc. and as a Senior Fellow of the American Leadership Forum. Ms. Wasson's extensive experience in commercial banking, finance and accounting, as well as local and regional leadership, enables her to provide insight and advice to Columbia on strategic matters including mergers and acquisitions, consumer and commercial businesses, regulatory, marketing, public and government policy and relations, and human resources and diversity.

Columbia Sportswear Company	15

RECOMMENDATION BY THE BOARD OF DIRECTORS
The Board recommends that shareholders vote FOR election of the nominees named in this Proxy Statement. If a quorum of shareholders is present at the annual meeting, the ten nominees for election as directors who receive the greatest number of votes cast at the meeting will be elected directors. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting, but will have no effect on the results of the vote. If any of the nominees for directors at the annual meeting becomes unavailable for election for any reason, the proxy holders will have discretionary authority to vote pursuant to the proxy for a substitute or substitutes. Shares held through a broker or other nominee who is a New York Stock Exchange member organization will only be voted in favor of the director nominees if the shareholder provides specific voting instructions to the broker or other nominee to vote the shares in favor of that proposal.

16	Columbia Sportswear Company

PROPOSAL 2: AMENDMENT TO THIRD RESTATED ARTICLES TO INCREASE THE NUMBER OF AUTHORIZED SHARES
The Board has adopted resolutions approving an amendment to Article II(A) of the Third Restated Articles of Incorporation of the Company that would increase the number of shares of common stock authorized for issuance from 125,000,000 to 250,000,000. In September 2014, the Company effected a 2-for-1 stock split in the form of a stock dividend that increased the Company's outstanding common stock by 35,049,688 shares. As of April 9, 2018, (a) [●] shares of common stock were issued and outstanding; (b) [●] shares of common stock are reserved for issuance pursuant to outstanding equity awards; and (c) [●] shares are reserved for issuance under the Company's 1997 Stock Incentive Plan, as amended, and the 1999 Employee Stock Purchase Plan, as amended. Accordingly, as of December 31, 2017, approximately 49,135,171 shares of the Company's authorized common stock were available for future corporate purposes. The text of the proposed amendment is attached to this Proxy Statement as Appendix A.
The proposed amendment is designed to enable the Board to issue additional shares of common stock when, in its judgment, such issuance would benefit the Company, without further action by shareholders. Although the Company has no specific plans, arrangements or understandings to make use of the increased authorized shares, management believes that the ability to issue additional shares without the delay and expense of obtaining shareholder approval can be an advantage to the Company in connection with possible stock splits or stock dividends, in financing, or in pursuing acquisition opportunities. If approved, the increased number of authorized shares of common stock will be available for issuance from time to time for such purposes as the Board may approve and no further vote of shareholders of the Company will be required for any issuance, except as may be required by law, regulation or the rules of NASDAQ or any other stock exchange on which our shares may then be listed. The availability of the additional authorized shares of common stock may have an anti-takeover effect, since the Board would possess the ability to dilute the position of a major shareholder by issuing additional shares of the same class, which may make a takeover more difficult or less attractive. The Board is not aware of any effort to obtain control of the Company, and the proposed amendment is not part of a plan by management to adopt a series of anti-takeover measures.

RECOMMENDATION BY THE BOARD OF DIRECTORS
The Board recommends that shareholders vote FOR the proposed amendment to the Third Restated Articles of Incorporation of the Company to increase the number of authorized shares. This proposal will be approved if a quorum is present at the meeting and the votes cast in favor of this proposal exceed the votes cast opposing this proposal. Abstentions are counted for purposes of determining whether a quorum exists at the annual meeting, but will have no effect on the results of the vote. The proxies will be voted on this proposal in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for approval of the adoption of this proposal.

Columbia Sportswear Company	17

PROPOSAL 3: AMENDMENT TO THIRD RESTATED ARTICLES TO ELIMINATE STATUTORY PREEMPTIVE RIGHTS

General
The Board has adopted resolutions approving an amendment to our Third Restated Articles of Incorporation that would eliminate preemptive rights held by our shareholders under Oregon law. The text of the proposed amendment is attached to this Proxy Statement as Appendix B.

Description of Preemptive Rights and Purpose of the Proposed Amendment
Under Oregon law, shareholders of an Oregon corporation formed prior to June 15, 1987, such as Columbia, have preemptive rights, even if not expressly granted in their articles of incorporation, unless the shareholders amend the articles of incorporation to eliminate preemptive rights. At the time of our initial public offering, we and our shareholders intended and understood, based on the advice of counsel, that any preemptive rights that our shareholders possessed had been eliminated. We now understand that our shareholders do in fact possess the statutory preemptive rights afforded by Oregon law. As a result, holders of our common stock have the right, upon the offering or sale of any our common stock for cash, to purchase additional common stock in proportion to their respective holdings at the price established for such sale of the common stock, with limited exceptions. Under Oregon law, holders of our common stock do not have preemptive rights with respect to the offer or sale of common stock that is:

w	issued as compensation to directors, officers, agents, or employees of the Company, its subsidiaries or affiliates;
w	issued to satisfy conversion or option rights created to provide compensation to directors, officers, agents, or employees of the Company, its subsidiaries or affiliates;
w	authorized in articles of incorporation and was issued within six months of the effective date of incorporation; or
w	sold other than for money.
Historically, the primary purpose of preemptive rights was to prevent a corporation or certain shareholders of a corporation from diluting other shareholder interests by providing shareholders with the opportunity to maintain their ownership levels by purchasing a pro rata amount of any new shares issued. Although the protections provided by preemptive rights may be beneficial in the context of smaller, privately held companies, they are not necessary for shareholders of a public company. Unlike a minority shareholder in a private company, a shareholder of a public company can maintain desired ownership levels, and thereby prevent dilution of the shareholder's voting power, simply by purchasing additional shares on the open market. Our common stock is publicly traded on NASDAQ, and our average trading volume for the three month period prior to March 26, 2018 was 238,345. Each holder of our common stock therefore has ready access to public markets to acquire more of our common stock at market prices if or when so desired.
Although we have not since our initial public offering issued, and have no specific plans or arrangements to issue, shares of common stock that might implicate any preemptive rights held by holders of our common stock, the Board and management believe it is important for Columbia to have maximum flexibility to raise capital in the future from any appropriate and efficient source. When a company's shareholders possess preemptive rights, the company would need to engage in a cumbersome process to raise capital. For example, (a) conducting a rights offering to all current holders of common stock, with a subsequent public re-offering of the shares not purchased by current shareholders, or (b) obtaining a release of the preemptive rights applicable to the issue and sale of certain common stock. Engaging in such a process would be time consuming and could cause delays, increase the costs of raising capital and adversely affect pricing of capital being raised. Because our common stock is publicly traded on NASDAQ, the Board believes that having preemptive rights prevents us from taking full advantage of the public trading markets and restricts our ability to raise capital in an efficient manner. By eliminating the preemptive rights provisions from our Articles of Incorporation, the Board believes that our ability to negotiate favorable financing terms at potentially critical times in light of the then prevailing circumstances and market conditions will be enhanced.
Based upon the Board's belief that the elimination of preemptive rights (a) would not prevent our shareholders from maintaining their relative voting power in connection with issuances of additional shares our common stock because each of our shareholders has ready access to public markets to acquire more of our common stock at market prices if or when so desired, and (b) is important to provide Columbia with maximum flexibility to raise capital in the future and to enhance the timely pursuit of strategic opportunities as a means of promoting long-term financial success, the Board has adopted resolutions approving an amendment to our Third Restated Articles of Incorporation that would eliminate preemptive rights held by our shareholders under Oregon law.

18	Columbia Sportswear Company

RECOMMENDATION BY THE BOARD OF DIRECTORS
The Board recommends that shareholders vote FOR the proposed amendment to the Third Restated Articles of Incorporation of the Company to eliminate statutory preemptive rights. This proposal will be approved if a quorum is present at the meeting and the votes cast in favor of this proposal exceed the votes cast opposing this proposal. Abstentions are counted for purposes of determining whether a quorum exists at the annual meeting, but will have no effect on the results of the vote. The proxies will be voted on this proposal in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for approval of the adoption of this proposal.

Columbia Sportswear Company	19

AUDIT COMMITTEE REPORT
Management is responsible for the preparation, presentation and integrity of the Company's financial statements and for maintaining appropriate financial reporting controls and procedures designed to reasonably ensure such integrity. As described more fully in its charter, the Audit Committee's role is to assist the Board in its governance, guidance and oversight regarding the financial information provided by the Company to the public or governmental bodies, the Company's systems of internal controls and the Company's auditing, accounting and financial reporting processes in general. A copy of the Audit Committee's charter, which is reviewed and reassessed by the Audit Committee on an annual basis, is available at http://investor.columbia.com/.
Deloitte & Touche LLP ("Deloitte"), the Company's independent registered public accounting firm, is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board ("PCAOB") (United States) and expressing an opinion on the effectiveness of the Company's internal control over financial reporting. The Audit Committee oversees the relationship between the Company and its independent registered public accounting firm, including appointment of the independent registered public accounting firm, reviewing and pre-approving the scope of services and related fees to be paid to the independent registered public accounting firm and assessing the independent registered public accounting firm's independence. The Audit Committee regularly meets with management and the Company's independent registered public accounting firm to discuss, among other things, the preparation of the financial statements, including key accounting and reporting issues.
The Audit Committee has:

w	reviewed and discussed with management and Deloitte the audited financial statements and audit of internal control over financial reporting;

w	discussed with Deloitte the matters required to be discussed under the standards of the PCAOB (Communication with Audit Committees);

w
received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence and discussed with Deloitte the independent registered public accounting firm's independence from the Company and its management; and

w	reviewed and approved the fees paid to Deloitte for audit and non-audit services, and discussed whether Deloitte's provision of non-audit services was compatible with maintaining its independence.
In considering the nature of the non-audit services provided by Deloitte, the Audit Committee determined that these services are compatible with the provision of independent audit services.
Based on the Audit Committee's review and the meetings, discussions and communications described above, and subject to the limitations of the Audit Committee's role and responsibilities referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board that the Company's audited consolidated financial statements for the year ended December 31, 2017 be included in the Company's Annual Report on Form 10-K.

Members of the Audit Committee:

Malia H. Wasson—Chairman
Andy D. Bryant
Edward S. George
Ronald E. Nelson

20	Columbia Sportswear Company

PROPOSAL 4: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for the 2018 fiscal year, subject to ratification of the selection by our shareholders at our annual meeting.

Principal Accountant Fees and Services
For work performed in regard to fiscal years 2016 and 2017, we incurred the following fees for services provided by Deloitte, as categorized below:

	2016	2017
Audit Fees(1)	$2,132,638	$2,266,046
Tax Fees(2)	222,080	66,994
Total	$2,354,718	$2,333,040

(1)	Fees for audit services billed to Columbia by Deloitte in 2016 and 2017, which services consisted of:

•	audit of Columbia's annual financial statements and internal controls over financial reporting;

•	reviews of Columbia's quarterly financial statements; and

•	statutory audits, agreed upon procedures and other services related to Securities and Exchange Commission matters.

(2)	Fees for tax services billed to Columbia by Deloitte in 2016 and 2017, which services consisted of:

•	federal and state tax return compliance assistance; and

•	foreign tax compliance, planning and advice.
Representatives of Deloitte are expected to be present at the annual meeting and will be available to respond to appropriate questions. They do not plan to make a statement but will have an opportunity to make a statement if they wish.

Pre-Approval Policy
All of the services performed by Deloitte in 2017 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy describes the permitted audit, audit-related, tax, and other services (collectively, the "Disclosure Categories") that the independent auditors may perform. The policy requires the Audit Committee to review at each regularly scheduled Audit Committee meeting (a) a description of the services provided or expected to be provided by the independent registered public accounting firm in each of the Disclosure Categories and the related fees and costs, and (b) a list of newly requested services subject to pre-approval since the last regularly scheduled meeting. Generally, pre-approval is provided at regularly scheduled meetings; however, the authority to pre-approve services between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman provides an update to the Audit Committee at the next regularly scheduled meeting of any services for which she granted specific pre-approval.

RECOMMENDATION BY THE BOARD OF DIRECTORS
The Board recommends that shareholders vote FOR ratification of the selection of Deloitte & Touche LLP as Columbia's independent registered public accounting firm for the 2018 fiscal year. This proposal will be approved if a quorum is present at the meeting and the votes cast in favor of this proposal exceed the votes cast opposing this proposal. Abstentions are counted for purposes of determining whether a quorum exists at the annual meeting, but will have no effect on the results of the vote. The proxies will be voted on this proposal in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for approval of the adoption of this proposal.

Columbia Sportswear Company	21

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on its review and the discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 and this Proxy Statement.

Members of the Compensation Committee:

Stephen E. Babson—Chairman
Murrey R. Albers
Walter T. Klenz

22	Columbia Sportswear Company

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
This Compensation Discussion and Analysis, or CD&A, discusses our compensation program for the executives identified as our named executive officers in the Summary Compensation Table and below.

2017 NAMED EXECUTIVE OFFICERS
Timothy P. Boyle	President and CEO
Gertrude Boyle	Chairman of our Board
Jim A. Swanson	Senior Vice President and Chief Financial Officer ("CFO")
Thomas B. Cusick	Executive Vice President, Chief Operating Officer ("COO") and former CFO
Franco Fogliato	Executive Vice President, Americas General Manager
Peter J. Bragdon	Executive Vice President, Chief Administrative Officer ("CAO") and General Counsel
Bryan L. Timm	Former President and COO
In this CD&A, the terms "we", "us", "our", "Columbia", and "the Company" refer to Columbia Sportswear Company and not to the Compensation Committee. The compensation programs for our named executive officers, except for Mr. Fogliato who, for a portion of 2017, was based at our Geneva, Switzerland office, also generally apply to our other senior officers, who are based in the U.S., and references in this CD&A to executive officers generally include the named executive officers and the other senior officers who are based in the U.S.

Executive Summary
Columbia's executive compensation program aims to reward performance. Our executive officers realize a significant portion of their compensation only when we achieve annual and long-term business goals and when our stock price increases. Outside of the U.S., we provide compensation components based on compensation practices for the applicable local geographic region. The following are highlights related to our 2017 compensation program for our named executive officers:
w    Strong Company Performance Exceeded Incentive Target. Columbia's 2017 net sales increased over 2016 net sales by $89.1 million, or 4%, to $2.47 billion, and full year operating income was $263.0 million, compared with $256.5 million in 2016. The Company's performance in 2017, when compared to targets set by the Compensation Committee at the beginning of the year, resulted in the achievement of 102.5% of the target established under the Executive Incentive Compensation Plan.
w    Strategic Leadership Realignment. In June 2017, the Company announced a strategic realignment of its corporate leadership team as part of its organizational and business assessment, referred to as Project CONNECT, launched in the first quarter of 2017. Effective July 1, 2017, several members of the senior leadership team, including our named executive officers, were elevated to new roles or took on additional responsibilities. Mr. Cusick was promoted to Executive Vice President and Chief Operating Officer. Mr. Swanson was appointed as Senior Vice President and Chief Financial Officer. Mr. Fogliato was promoted to Executive Vice President, Americas General Manager and relocated from Switzerland to our U.S. headquarters. Mr. Bragdon assumed oversight of the Company's international distributor business. In addition, Mr. Boyle reassumed the role of President upon the departure of Mr. Timm.
w    Majority of Compensation at Risk. For each named executive officer other than our Chairman of the Board and Mr. Timm, 50% or more of the officer's actual 2017 compensation was "at-risk", or subject to performance requirements.

›
Mr. Boyle's total cash compensation (salary and short-term and long-term cash incentives) for 2017 was $2,492,327 of which $1,121,670 was earned upon achieving performance objectives established under the Executive Incentive Compensation Plan and $423,864 was earned upon achieving performance objectives established for his long-term incentive cash award under the 1997 Stock Incentive Plan.

›
In early 2017, the annual base salaries for Mr. Boyle and Mrs. Boyle were significantly reduced to reflect the Company's projected results for 2017 and to increase the portion of their 2017 compensation that would be at risk. The Company's actual 2017 performance exceeded expectations, and Mr. Boyle and Mrs. Boyle were each awarded a discretionary payment equal to the salary reduction.

w    Long-Term Compensation. The named executive officers, other than Mr. Boyle and Mrs. Boyle, receive annual long-term equity awards in the form of stock options and restricted stock units ("RSUs") that constitute a substantial portion of each executive's total compensation opportunity. Mr. Boyle was granted a long-term incentive cash award in 2017. For our executive officers based in the U.S., a significant portion of these awards vest based on achievement of specified long-term performance goals. Mr. Fogliato, who was based outside the U.S. for a portion of 2017, during that time received stock options and time-based

Columbia Sportswear Company	23

RSUs, rather than performance-based RSUs, and a long-term incentive cash award pursuant to the terms of his Swiss employment agreement that vested, in part, based on performance for 2015, 2016 and 2017. Prior to Mr. Swanson's promotion to CFO in July 2017, he was eligible for, and received, stock options and time-based RSUs. Prior to July 2017, Mr. Swanson was not eligible to receive performance-based RSUs. Neither Mr. Boyle nor Mrs. Boyle receive equity compensation grants since both already hold a significant amount of our common stock.

›
Based on the achievement of above-target three-year cumulative operating income and three-year average return on invested capital, 139.2% of the performance-based RSUs awarded to Mr. Cusick and Mr. Bragdon for the 2015 through 2017 performance period vested, and Mr. Boyle similarly received 139.2% of the long-term incentive cash award granted to him for the 2015 through 2017 performance period.

w    Executive Compensation Best Practices.

›
Each of our executive officers based in the U.S. is employed "at will" and we have no employment or similar agreements with any of our named executive officers based in the U.S., other than a change in control and severance plan approved by the Board, in which neither Mr. Boyle nor Mrs. Boyle is eligible to participate.

›	We have implemented stock ownership guidelines and an executive incentive recovery (or clawback) policy for our named executive officers.

›
In 2017, 94.8% of our outstanding shares were voted in favor of executive compensation by advisory vote and based on this strong level of support we did not make any changes to our compensation programs as a result.

Overview of Executive Compensation Program
In this CD&A, we describe our overall compensation philosophy, objectives and practices. Our compensation philosophy and objectives generally apply to all of our employees, and most of our key employees are eligible to participate in the three main components of our compensation program: base salary, annual cash bonus and long-term incentives. The relative value of each of these components of our compensation program varies from year to year and for each individual employee, depending on our financial and stock price performance and the employee's role and responsibilities.
Compensation Objectives. Leadership and motivation of our executive officers are critical to our long-term success and the market for high-quality executive officers in our industry remains competitive. Our challenge is to offer a compensation program that is competitive and at the same time reinforces both our commitment to being a brand-led, consumer-first organization and our business strategies, which aim to achieve sustainable, profitable growth by (i) creating innovative products at competitive prices, (ii) focusing on product design, (iii) utilizing innovations to differentiate our brands from competitors, (iv) working to ensure that our products are sold through strong distribution partners capable of effectively presenting our brands to consumers, (v) increasing the impact of consumer communications to drive demand for our brands and sell-through of our products, (vi) making sure our products are merchandised and displayed appropriately in retail environments, (vii) expanding our presence in key markets around the world, and (viii) continuing to build brand-enhancing direct-to-consumer businesses.
Compensation Program Design. Our compensation program for our executive officers is designed to reward our executive officers competitively when they achieve targeted annual performance goals, increase shareholder value and maintain long-term careers with us. In our view, a competitive pay package in our industry includes a salary that provides for a minimum level of compensation for an executive officer, a meaningful bonus tied to achievement of corporate, individual and, for Mr. Fogliato, regional objectives, equity and long-term incentives that offer significant rewards if the market price of our common stock increases in the future, and benefits that aim to be competitive with what are offered by companies similar to ours. The total compensation package for our executive officers who are based in the U.S. is substantially weighted toward incentive compensation tied to corporate and individual performance. Therefore, when targeted performance levels are not achieved or our stock price decreases, executive officer compensation is substantially reduced. When targeted performance levels are exceeded or our stock price increases, executive officer compensation is substantially increased. In addition, the desire to attract and hire key talent can cause near-term compensation to exceed annualized levels for certain program design components. When Mr. Fogliato was based in Europe, we provided a competitive compensation package for the applicable local geographic market that differs in structure from those for our executive officers based in the U.S., including a bonus structure that includes a meaningful regional performance component.
Risk and Compensation. We believe our compensation programs for executive officers are designed to encourage prudent risk taking to achieve long-term growth in shareholder value. A variety of principles and practices contribute to the alignment of our executive compensation programs with our overall risk profile, including the following:

24	Columbia Sportswear Company

Principle		Practice
Governance	▪	All Compensation Committee members are independent, non-employee directors.
Program Design	▪
Our programs are designed to drive achievement of our strategic objectives, short- and long-term financial performance and growth in shareholder value, while also promoting the attraction and retention of executive talent.

	▪	Our programs balance strategic, financial and shareholder measures.
	▪	Our programs balance short- and long-term performance and cash and equity compensation.
	▪	The vesting periods of long-term incentives provide long-term alignment with shareholders.
	▪	Maximum amounts payable are established under performance-based incentive programs.
Program Implementation and Management	▪	Our Compensation Committee establishes both strategic and financial measures at the beginning of a performance period and evaluates them at the end of a performance period.
	▪	Our Compensation Committee annually reviews all elements of executive compensation, with the assistance of our independent compensation consultant.
▪
Base salaries and annual adjustments for executive officers other than Mrs. Boyle, whose salary is generally established in proportion to Mr. Boyle's salary, are generally based on market practices and our financial condition and aim to provide total compensation that is competitive with other similarly sized companies.

	▪	Annual cash incentive payouts have varied over time, commensurate with business and individual executive performance.
▪
Long-term incentive payouts have varied over time based on both the Company's financial performance and stock price performance, which align management interests with shareholder interests by tying executive officer compensation in part to long-term shareholder returns.

	▪	Our executive compensation program processes are consistent with those established by the Compensation Committee and are monitored by the Company's human resources, finance and legal functions.
Components of Compensation. For 2017, our compensation program for named executive officers included the following primary components:
w    base salary;
w    annual, short-term incentive compensation; and

w
long-term, incentive compensation, consisting of equity-based compensation in the form of stock options and time-based RSUs, performance-based RSUs for certain of our named executive officers or long-term cash incentive compensation.

These components constitute what we refer to as "total direct compensation" with respect to each named executive officer. We also provide compensation for our named executive officers based in the U.S. in the form of various other employee benefits and perquisites, most of which are generally available to all of our U.S. employees.
Mr. Fogliato was based outside the U.S. for a portion of 2017 and was the only named executive officer based outside the U.S. Accordingly, in addition to the compensation elements similar to those provided to our U.S.-based named executive officers (base salary, annual short-term incentive compensation, long-term incentive compensation consisting of stock options and time-based RSUs, and long-term cash incentive compensation), Mr. Fogliato also received various other employee benefits and perquisites, some of which are available to other management employees in Europe or to management employees generally in connection with a relocation, both in connection with his employment in Europe and his relocation to the U.S. We entered into an employment agreement with Mr. Fogliato when he joined the Company, as is customary for employees in Europe. Mr. Fogliato is now based in the U.S. and his employment is no longer subject to an employment agreement.

Columbia Sportswear Company	25

Each of the elements of our compensation program helps us achieve the objectives of our program, and we believe that, together, they have been and will continue to be effective in achieving our overall objectives.
Compensation Process. The Board or the Compensation Committee approves all named executive officer compensation decisions. Each year, the Compensation Committee reviews and evaluates the compensation paid to our named executive officers and determines the base salary, target bonus and the long-term cash and equity related grants for each named executive officer.
The use and weight of each compensation component is based on a subjective determination by the Compensation Committee of the importance of each component in meeting our overall objectives. In general, for our named executive officers, we seek to put a significant amount of each named executive officer's potential total direct compensation "at risk" based on corporate, individual, stock price, and, outside the U.S., regional, performance. As a result, compensation paid on an ongoing, current basis in the form of base salary, benefits and perquisites generally represents less than half of each such named executive officer's potential total direct compensation at target performance levels. We believe annual compensation paid to our named executive officers, other than Mr. Boyle and Mrs. Boyle, in the form of cash generally should represent approximately 65% to 75%, and consequently non-cash compensation generally should represent approximately 25% to 35%, of each such named executive officer's potential total compensation at target performance levels. Our President and CEO, who currently holds approximately 36% of our outstanding common stock, and our Chairman, who currently holds approximately 14% of our outstanding common stock, have not historically received, and in 2017 did not receive, any equity compensation awards.
Although we do not engage in traditional benchmarking, as part of our process for determining compensation for our named executive officers, we review compensation analyses provided by our independent compensation consultant, PwC. As described in more detail below, the analyses include an estimate of the market 25th percentile, median and 75th percentile positions for base salary, target total cash compensation (base salary plus target bonus) and target total direct compensation (base salary plus target bonus plus long-term incentive compensation) for each of our named executive officers. In determining competitive, reasonable and appropriate levels of compensation for our named executive officers, the Compensation Committee subjectively considers the relationship between the amount of each named executive officer's compensation and the approximate market median for each of these compensation elements and is guided by, and seeks to promote, the best interests of the Company and its shareholders. The Compensation Committee also considers several other factors when determining appropriate compensation levels for each executive officer, including:

w	the Compensation Committee's analyses of competitive compensation practices;

w	individual performance in light of Company goals and objectives relevant to executive compensation;

w	individual leadership, experience, expertise, skills, and knowledge;

w	labor market conditions in the relevant geography (which affect the compensation required to attract key talent); and

w	analyses and advice from our independent compensation consultant, including competitive market data pertaining to executive compensation at comparable companies.
The Compensation Committee's approach to evaluating these factors is subjective and not formulaic, and the Compensation Committee may place more or less weight on a particular factor when determining a specific named executive officer's compensation.
In determining the total compensation for each executive officer other than our President and CEO and Senior Vice President and CHRO, the Compensation Committee considers the specific recommendations of our President and CEO and our Senior Vice President and CHRO and other factors it deems relevant. Recommendations to the Compensation Committee typically include discussion of the role and responsibilities of the executive officer within the Company, the performance of the executive officer, the expected future contributions of the executive officer, the executive officer's own expectations, and competitive and market considerations. Although our President and CEO and our Senior Vice President and CHRO make recommendations regarding the executive officers, neither participates in the discussions concerning his or her own compensation.
The Compensation Committee may consider, in addition to the factors described above:

w	the individual's accumulated vested and unvested equity awards;

w	the current value and potential value over time of vested and unvested equity awards using stock appreciation assumptions;

w	the vesting schedule of the individual's outstanding equity awards;

w	a comparison of individual equity awards between executive officers and in relation to other compensation elements;

w	potential shareholder dilution resulting from stock awards to employees;

26	Columbia Sportswear Company

w	total accounting expense resulting from executive compensation; and

w	shareholders' advisory votes on executive compensation.
The Compensation Committee considers the amount of past compensation, including annual bonus awards and amounts realized or realizable from prior equity awards, but this is generally not the most significant factor in the Compensation Committee's evaluation because bonuses are awarded for annual performance and equity awards are granted as part of the target total direct compensation the Compensation Committee establishes each year.
Competitive market compensation survey information. The Compensation Committee reviews aggregated data from multiple compensation survey sources analyzed by its independent compensation consultant, including general industry surveys, retail/wholesale surveys and consumer retail industry surveys. Data represented in these surveys are submitted confidentially by participating companies. Each survey provides a comprehensive list of all companies that participated in the survey, but compensation information is reported statistically without identifying Company participants by name. We do not benchmark against specific companies or a specific peer group of companies. We participate in the Willis Towers Watson (retail/wholesale and general industry) and IPAS® (consumer retail industry) specialty surveys. Our independent compensation consultant compiles the data from these sources and from surveys purchased from Mercer Human Resource Consulting (general industry) and Willis Towers Watson (general industry). These surveys include participating companies that are both smaller and larger than we are based on annual revenues and market capitalization. We generally focus on a subset of companies within a comparable range of revenues (typically between 50% and 200% of our annual revenues) or apply revenue-based regression analysis to the survey data for comparability purposes. The result of our analysis is an approximate "market composite" for each element of compensation for each executive officer. Although the Compensation Committee does not use this data formulaically, it considers the median, or 50th percentile, of the composite data as one among many factors in its subjective analysis regarding the appropriate amounts and types of executive compensation.
Tax deductibility. Section 162(m) of the Internal Revenue Code limits to $1,000,000 per person per year the amount of our tax deduction for compensation paid to any "covered employee". Prior to the recent tax reform effected through the adoption of the Tax Cuts and Jobs Act on December 27, 2017, these restrictions applied only to our CEO and to each of our three most highly compensated officers (other than the CEO and the CFO), who served in such position on the last day of the year, and compensation that qualified as "performance-based" was excluded from the $1,000,000 limit. Under the recent tax reform, the $1,000,000 limit now applies to a broader group of executives, including any person who has ever served as our principal executive officer, principal financial officer or any one of our three highest paid executive officers (other than the principal executive officer or the principal financial officer) for any preceding taxable year beginning after December 31, 2017, and the exclusion for performance-based compensation no longer exists. However, compensation arrangements that were in place on November 2, 2017 and intended to comply with the performance-based compensation exception under Section 162(m) that are not materially modified should continue to be exempt from the limitation.
The Compensation Committee has historically reviewed and considered the deductibility of executive compensation under Section 162(m) when determining the compensation of executive officers and has generally designed our executive compensation programs in a manner intended to maximize our ability to deduct such compensation under the Section 162(m) exclusion for qualified performance-based compensation, subject to the primary goal of our compensation programs to ensure competitive levels of total compensation for our executive officers and promote varying corporate goals. The Compensation Committee is in the process of evaluating potential program changes that may be appropriate in light of recent tax reform and intends to maintain an approach to executive officer compensation that strongly links pay to performance.
Analysis of 2017 Named Executive Officer Compensation
General. Our competitive compensation analyses for 2017 identified relevant market survey data for all our named executive officers except Mrs. Boyle. The Compensation Committee, with the concurrence of our independent compensation consultant, determined that the available competitive market survey data did not adequately reflect Mrs. Boyle's role, scope of work and responsibilities. Mrs. Boyle plays a prominent role in our marketing and civic and community relations activities. The Compensation Committee determined that establishing Mrs. Boyle's target total direct compensation relative to that of our President and CEO is an appropriate approach in the absence of relevant competitive market survey data. The Compensation Committee has determined that Mrs. Boyle's target total direct compensation should generally be approximately between 60% and 70% of our President and CEO's target total direct compensation.
The 2017 Target Total Direct Compensation table below summarizes the target total direct compensation levels established by the Compensation Committee. The amounts set forth in the table reflect compensation adjustments made in connection with the strategic leadership realignment and mid-year promotions that took place in July 2017 for Messrs. Swanson, Cusick, Fogliato, and Bragdon. Following the table, we discuss each compensation element summarized in the table, and this discussion reflects the July 2017 compensation adjustments for Messrs. Swanson, Cusick, Fogliato, and Bragdon.

Columbia Sportswear Company	27

2017 Target Total Direct Compensation

Name	Annual Salary (1)($)	Target Bonus (as a % of Annual Salary)(2)	Target Total Cash Compensation ($)	Target Long-Term Cash Incentive Compensation (3)($)	Target Equity Incentive Compensation (4)($)	Target Total Direct Compensation($)
Timothy P. Boyle	50,000	2,039.4%	1,069,700	324,450	—	1,394,150
President and CEO
Gertrude Boyle	435,000	100%	870,000	—	—	870,000
Chairman of the Board
Jim A. Swanson	450,000	50%	675,000	—	207,535	882,535
Senior Vice President and CFO
Thomas B. Cusick	650,000	70%	1,105,000	—	507,551	1,612,551
Executive Vice President and COO
Franco Fogliato	500,000	50%	750,000	103,570	300,050	1,153,620
Executive Vice President, Americas General Manager
Peter J. Bragdon	500,000	70%	850,000	—	360,071	1,210,071
Executive Vice President, CAO and General Counsel
Bryan L. Timm	721,000	80%	1,297,800	—	760,080	2,057,880
Former President and COO

(1)	Reflects (i) salary reductions for Mr. Boyle and Mrs. Boyle for 2017 and (ii) salary adjustments related to mid-year promotions for Messrs. Swanson, Cusick, Fogliato, and Bragdon.

(2)	Mr. Boyle's and Mrs. Boyle's Target Bonus percentages are based on reduced salary values.

(3)
Target Long-Term Cash Incentive Compensation equals the target value of long-term cash awards for Mr. Boyle and Mr. Fogliato. Mr. Fogliato's long-term incentive cash award was granted in Swiss francs and amounts have been converted to U.S. dollars using the exchange rate in effect on August 1, 2017, his relocation date from Switzerland to the U.S. (1 Swiss franc = 1.0357 U.S. dollar).

(4)
Target Equity Incentive Compensation equals the estimated and probable fair value of 2017 stock options and time-based and performance-based RSU awards. Mr. Swanson and Mr. Fogliato have not received performance-based RSU awards.

As part of the Compensation Committee's analysis in establishing 2017 compensation, it noted that, assuming that the target short-term and long-term cash incentive compensation levels and equity-based incentives performance targets were achieved for Messrs. Swanson, Cusick, Fogliato, Bragdon, and Timm, total direct compensation (annual salary plus short-term and long-term cash incentive compensation plus the estimated and probable fair value of equity incentives) ranged between 38% below and 18% above the competitive market median. Mr. Boyle's total direct compensation was substantially below the competitive market median, reflecting the fact that Mr. Boyle does not receive grants of equity-based incentives because he owns a substantial amount of our common stock.
Excluding our Chairman and our President and CEO, neither of whom received equity-based incentives, the total direct compensation of our named executive officers for 2017 consisted, on average, of the following proportions of components: 41% in base salary, 27% in target short-term incentive compensation and 32% in long-term cash and equity-based incentives. We believe that our compensation program for named executive officers is aligned with shareholders' interests as a result of the significant

28	Columbia Sportswear Company

variable and long-term structure of target total direct compensation and the manner in which the variable compensation is determined.
Base salary. We provide an annual base salary to each named executive officer based in large part on job responsibility, experience level, individual performance, and the amount and nature of the other compensation paid to the named executive officer. The Compensation Committee reviews each named executive officer's salary annually and makes adjustments when appropriate to reflect competitive market factors and the individual factors described above under "Compensation Process".
Short-term incentive compensation. We have established an Executive Incentive Compensation Plan for executive officers that provides for the payment of annual cash bonuses to motivate and reward achievement of corporate and personal objectives. We may also award discretionary cash bonuses. Any discretionary cash bonuses are made outside of the Executive Incentive Compensation Plan.
The following table summarizes the various components of the potential 2017 bonus payouts under the Executive Incentive Compensation Plan as approved by the Compensation Committee.

Columbia Sportswear Company	29

2017 Target Bonus Components

Name	Target Bonus (as a % of Annual Salary)	Company Performance Component (as a % of Actual Bonus)	Individual Performance Component (as a % of Actual Bonus)(1)	Individual Performance Component (as a % of Annual Salary)(1)	Threshold Company Performance Component (as a % of Annual Salary)(2)	Target Company Performance Component (as a % of Annual Salary)	Stretch Company Performance Component (as a % of Annual Salary)(3)
Timothy P. Boyle (4)	2,039.4%	80%	20%	407.9%	815.8%	1,631.5%	3,263%
President and CEO
Gertrude Boyle (4)	100%	80%	20%	20%	40%	80%	160%
Chairman of the Board
Jim A. Swanson	50%	80%	20%	10%	20%	40%	80%
Senior Vice President and CFO
Thomas B. Cusick	70%	80%	20%	14%	28%	56%	112%
Executive Vice President and COO
Franco Fogliato (5)	50%	80%	20%	10%	20%	40%	80%
Executive Vice President, Americas General Manager
Peter J. Bragdon	70%	80%	20%	14%	28%	56%	112%
Executive Vice President, CAO and General Counsel
Bryan L. Timm	80%	80%	20%	16%	32%	64%	128%
Former President and COO

(1)
The Individual Performance Component is paid out to the extent individual performance objectives are met or exceeded and Company performance is at least 65% of the Company pre-tax income target established by the Compensation Committee.

(2)
The Threshold Company Performance Component is paid out if 80% of the Company pre-tax income target set by the Compensation Committee is achieved and constitutes the minimum Company performance component required by the Compensation Committee.

(3)
The Stretch Company Performance Component is paid out if 120% of the Company pre-tax income target set by the Compensation Committee is achieved and constitutes the maximum Company performance component.

(4)	Mr. Boyle's and Mrs. Boyle's Target Bonus percentages are based on reduced salary values.

(5)
Mr. Fogliato's Company Performance Component, as a percent of actual bonus, is payable based on achieving global (20%) and regional (60%) performance targets, and as a percent of annual salary is payable based on achieving global (10%) and regional (30%) performance targets.

In the compensation reviews conducted in both January and June, in connection with the strategic leadership realignment and mid-year promotions of certain of our named executive officers, the Committee considered market composite data as one among many factors in our subjective analysis regarding the appropriate bonus target for each executive officer. Assuming the target bonus levels were achieved, Mr. Boyle's total annual cash compensation (reduced annual salary plus target bonus) for 2017 was 53% below the competitive market median total cash compensation. Mrs. Boyle's total cash compensation (reduced annual salary plus target bonus) was set at approximately 80% of our President and CEO's total cash compensation. Total cash compensation for each of our other named executive officers ranged between 17% below and 76% above the market median of the competitive market data reviewed by the Compensation Committee.
The amount of the actual cash bonus paid under the plan to each named executive officer is based on the extent to which (i) the Company meets or exceeds a Company performance target and, for Mr. Fogliato, a regional performance target, each approved by the Compensation Committee, and (ii) the named executive officer meets or exceeds individual performance objectives. For our named executive officers based in the U.S., the Company performance component for 2017 was based on achieving a specified level of Company pre-tax net income, excluding bonus payments and specified extraordinary items, to align with our strategic plan and expectations regarding our performance. For 2017, the Company pre-tax income target set by the Compensation Committee

30	Columbia Sportswear Company

was $298,579,000 before income tax and bonus expense and excluding specific extraordinary items. The global performance target for Mr. Fogliato's Company performance component was identical to those applicable to U.S.-based named executive officers, and the regional performance target was based on achieving a specified level of Columbia Europe-direct operating income, before bonus payments and after shared services allocations. Given recent market and operational challenges in our Europe-direct business, the regional performance targets were intended to be moderately difficult to attain. For the 2017 performance period, the Columbia Europe-direct target levels of operating income were exceeded and Mr. Fogliato received the maximum award possible ($300,000), or 200% of the target amount payable.
Over the past five years, for named executive officers based in the U.S., we have achieved:

w	performance in excess of the global Company performance target four times and achieved the maximum, "stretch" performance level one time; and

w	an average payout percentage of 109.7% of the global Company performance target award opportunity for the five years in which the minimum threshold was met and a payout was made.
The Compensation Committee intends to set the threshold and stretch Company performance target levels so that the relative difficulty of achieving the Company performance target level is consistent from year to year.
The remaining portion of the annual cash bonus for each named executive officer was based on the named executive officer's individual performance during the year. The maximum individual performance component for each named executive officer is limited to 20%. The individual performance objectives, other than those of the President and CEO, were set early in 2017 by our President and CEO, and approved by the Compensation Committee, and consist of financial, operational, brand and product, and individual goals. The amount of actual cash bonus paid to each named executive officer under this portion of the bonus is based in large part on our President and CEO's assessment of the named executive officer's performance against those objectives. The Compensation Committee makes its own determination about whether Mr. Boyle has met or exceeded his individual performance objectives, which were set early in 2017 by the Compensation Committee and consist of short-term operational goals, long-term strategic goals and leadership objectives. To the extent that a named executive officer has met or exceeded the individual performance objectives and Company performance was at least 65% of the Company pre-tax income target under the Executive Incentive Compensation Plan, the Compensation Committee may award to the named executive officer this portion of the bonus amount based on achievement of the individual performance objectives. If the Compensation Committee determines that a named executive officer has not met the individual performance objectives, the corresponding bonus amount may be reduced or eliminated.
For 2017, we achieved 102.5% of the Company performance target set by the Compensation Committee. Accordingly, for each named executive officer based in the U.S., the Company performance component was earned and payable at between the target and maximum level, and the individual performance component was eligible to be payable, under the plan. The table below summarizes the actual bonus payouts for 2017. Based on the CEO's assessments, each of the named executive officers, other than the Chairman, President and CEO and Mr. Timm, our former President and COO, was awarded 100% of his or her individual performance component target bonus. Based on the Compensation Committee's assessment of each of the Chairman and the President and CEO's performance for 2017, the Compensation Committee awarded the Chairman 100% of her individual performance component target bonus, and the Compensation Committee awarded the President and CEO 100% of his individual performance component target bonus. For European employees, achievement of the awards is based on both global and regional performance. Mr. Fogliato achieved 102.5% of the global performance target and 120% of the regional performance target.

Columbia Sportswear Company	31

2017 Actual Bonuses

Name	Individual Performance Component of Plan Bonus ($)	Company Performance Component of Plan Bonus ($)	Total Bonus ($)
Timothy P. Boyle	203,940	917,730	1,121,670
President and CEO
Gertrude Boyle	87,000	391,500	478,500
Chairman of the Board
Jim A. Swanson	45,000	202,500	247,500
Senior Vice President and CFO
Thomas B. Cusick	91,000	409,500	500,500
Executive Vice President and COO
Franco Fogliato (1)	50,000	356,250	406,250
Executive Vice President, Americas General Manager
Peter J. Bragdon	70,000	315,000	385,000
Executive Vice President, CAO and General Counsel
Bryan L. Timm (2)	—	—	—
Former President and COO

(1)
Mr. Fogliato's bonus for the Company performance component includes $56,250 earned based on achieving global performance targets and $300,000 earned based on achieving regional performance targets. Mr. Fogliato's regional performance targets were paid at 120% of target, which is the maximum he is eligible to receive.

(2)	Mr. Timm's employment with the Company terminated on June 2, 2017, so he was ineligible to receive any bonus payment under the Executive Incentive Compensation Plan.
Long-term cash and equity-based incentives. Equity-based incentives represent a direct link between executive officer compensation and shareholder returns. In light of this, we believe that offering equity incentives to our executive officers that become more valuable if the market price of our common stock increases provides an appropriate additional incentive to the executive officers to work toward this goal. Our equity awards to named executive officers based in the U.S., excluding our Chairman and our President and CEO each of whom do not receive equity awards, take the form of stock options and both performance-based and time-based RSUs.
Stock options are a primary component of our long-term incentive compensation awards. Stock options offer the possibility of substantial gains if our stock appreciates significantly, but no value and little incentive if our stock price drops. Stock options granted under our equity compensation plan have exercise prices not less than 100% of the closing market price of our common stock on the date of the option grant. RSUs, both time-based and performance-based, offer similar incentives to stock options since they reward increases in the market price of our common stock and, in that way, tie the interests of executive officers to our shareholders' interests. Unlike stock options, however, RSUs can provide retention value even if our stock price does not increase. Additionally, RSUs subject executive officers to downside risk similar to that experienced by shareholders. We also believe that RSUs and restricted stock are being used increasingly by other companies as a significant portion of equity incentives for executives and that we need to offer these types of incentives to remain competitive in attracting and retaining executive officers.
We have established appropriate written policies and practices regarding the timing and pricing of equity awards.
The Compensation Committee has established the following mix of forms of annual equity awards for named executive officers based in the U.S., other than our Chairman and our President and CEO, for delivering the expected value of overall long-term incentives:

Expected % of Equity Value
Stock Options	45%
Performance-Based Restricted Stock Units	30%
Time-Based Restricted Stock Units	25%
Total	100%
The Compensation Committee chose these types of awards and established these relative weights to provide an effective incentive for the executive officers, based on the recommendation of our independent compensation consultant.

32	Columbia Sportswear Company

For Mr. Fogliato's equity incentive compensation, the Compensation Committee awarded 50% stock options and 50% time-based RSUs, but he has not received performance-based RSUs. The Compensation Committee awarded a competitive value of RSUs and stock options that, when added to Mr. Fogliato's target total cash compensation, resulted in a target total direct compensation level that the Compensation Committee determined was reasonable and appropriate. Mr. Swanson's equity incentive compensation consisted of an award of 50% stock options and 50% time-based RSUs, since he was not eligible to receive performance-based RSUs prior to his promotion to CFO in July 2017.
As a result of how the grant date fair value of long-term equity incentive awards must be calculated for accounting purposes, the estimated fair value of our equity-based incentives reflected in the Summary Compensation Table and the 2017 Grants of Plan-Based Awards Table may not reflect the actual value received or that may be received by our named executive officers with respect to these awards. Periodically the Compensation Committee reviews realized income from previous grants in order to monitor the effectiveness of its granting practices. The potential appreciation in the value of these equity-based incentives if the market price of our common stock increases is designed to motivate our executive officers.
The Compensation Committee also made a separate, long-term incentive cash award to our President and CEO in March 2017. The long-term incentive cash award is intended to tie a portion of Mr. Boyle's compensation to the same multi-year operating goals to which the vesting of performance-based RSU awards for other executive officers based in the U.S. is subject.
The number of performance-based RSUs that vest, and the percentage of Mr. Boyle's long-term incentive cash award that vests, are determined by reference to achievement of specified performance goals during the performance period. For performance-based RSU grants for the 2017 through 2019 performance period, if cumulative operating income and average return on invested capital are realized above minimum levels, each named executive officer may be awarded from 15% to 165% of the number of shares targeted, depending on the relative achievement of the target levels. If minimum levels of cumulative operating income and average return on invested capital are not met, rather than the RSUs being forfeited, a percentage of the RSUs nonetheless will vest if our average operating margin over the 2017 through 2019 period exceeds the 25th percentile rank relative to a three-year average operating margin of a specified peer group of companies. Generally, the Compensation Committee intends to set the minimum and maximum levels of cumulative operating income and average return on invested capital so that the relative difficulty of achieving these levels is consistent over each performance period. The Compensation Committee intended that the secondary measure of relative three-year average operating margin performance against an industry peer group would provide a means of earning performance shares during periods of significant volatility and provide a reward for managing through difficult business cycles, controlling for industry effects. Under this secondary performance measure, if Columbia's three-year average operating margin is below the 25th percentile of the peer group, no RSUs vest. The percentage of the shares subject to the three-year average operating margin performance criteria that vest if this secondary measure is used and our three-year operating margin is above the 25th percentile of the peer group is as follows:

Columbia's Percentile Rank	% of RSUs that Vest
25-39	20%
40-54	50%
55-69	80%
70-84	110%
85+	140%
The relative operating margin measure compares our three-year average operating margin to a peer group consisting of the following companies: adidas AG, Carters, Inc., Coach, Inc., Deckers Outdoor Corporation, Hanesbrands Inc., NIKE, Inc., Oxford Industries, Inc., PVH Corp., Ralph Lauren Corporation, Skechers USA, Inc., Under Armour, Inc., V.F. Corporation, and Wolverine World Wide, Inc. The companies in the peer group were approved by the Compensation Committee, and were chosen based on their comparability with our business.
If data becomes unavailable for any peer group company during the three-year cycle, due to a sale transaction or otherwise, operating margin for that company will be averaged over the period for which data is available.
In 2015, the Compensation Committee granted RSU awards for the 2015 through 2017 performance period, with amounts to be earned following the Compensation Committee's certification of performance in early 2018, and with the following targets:
(a)100% of the award subject to increase or forfeiture based on cumulative operating income and average return on invested capital of Columbia in the performance period, as defined below:

Columbia Sportswear Company	33

	Cumulative Operating Income (2015-2017)
	(dollars in millions)
	At Least	$550	$650	$750	$825	$900
Average Return on Invested Capital (2015-2017)	11.0%	25%	50%	80%	100%	115%
	14.0%	50%	80%	110%	130%	150%
	17.0%	70%	100%	130%	150%	175%
	19.0%	75%	110%	140%	165%	185%
	21.0%	85%	120%	150%	170%	195%

(b)If cumulative operating income and average return on invested capital results in forfeiture of 100% of the award, notwithstanding the forfeiture, 100% of the award is subject to increase or forfeiture based on the average operating margin of the Company relative to the average operating margin of companies in the Company's peer group in the performance period under the criteria set forth above.
The minimum levels of operating income and return on invested capital were exceeded for the 2015 through 2017 performance period. Each eligible named executive officer received 139.2% of his initial award following certification of results by the Compensation Committee on March 7, 2018. Because awards were paid out under the operating income and return on invested capital measure, no awards were payable under the secondary measure of average operating margin against our peer group. As a result, on March 7, 2018, Mr. Cusick earned 4,630 shares and Mr. Bragdon earned 3,859 shares of Columbia common stock. Mr. Boyle earned a cash award of $423,864. Because the performance-based RSU awards for the 2015 through 2017 performance period did not provide for adjustments to reflect extraordinary discrete and program related costs incurred in support of Project CONNECT, the Committee determined to take into account the impact of these costs on the results of this award and accordingly awarded discretionary cash bonuses in the amounts of $16,950 and $14,125, respectively, as reflected in the bonus column of the Summary Compensation Table for Messrs. Cusick and Bragdon. Similarly, Mr. Boyle was also awarded an additional discretionary cash payment in the amount of $19,793.
In accordance with Mr. Fogliato's employment agreement associated with his employment in Europe, he was awarded a long-term incentive cash award pursuant to which he was eligible to receive a cash payment equal to one-third (1/3) of the total award for performance in each of 2015, 2016 and 2017. The payout each year was subject to adjustment from 0% to 150% of the annual award amount, depending on the actual achievement of the Columbia Europe-direct operating income target for the prior fiscal year. Given market and operational challenges in our Europe-direct business, the targets were intended to be moderately difficult to attain, and actual performance substantially exceeded the targets in 2016 and 2017. During 2016, the Company achieved Europe-direct operating income performance over the maximum of 120% of target performance. For the 2017 performance period, the target levels of operating income were exceeded and Mr. Fogliato received the maximum award possible, or 150% of the target amount payable. As a result, on December 31, 2017, Mr. Fogliato earned $159,000.
Change in control severance plan. Specified key employees, including the named executive officers, based on level of position, are eligible to participate in a change in control severance plan that offers income protection in the event that the participant's employment with us is involuntarily terminated other than for cause. The plan also secures for the benefit of Columbia the services of the eligible employees, including the named executive officers, in the event of a potential or actual change in control. Mr. Boyle and Mrs. Boyle are not eligible to participate in the plan. The Board believes these types of arrangements are common for companies against which we compete for talented key personnel and are beneficial for management recruitment purposes. For a description of the benefits to which the participating named executive officers would be entitled under the plan, see "Potential Payments upon Termination or Change in Control".

34	Columbia Sportswear Company

2017 Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards (3)($)	Option Awards (3)($)	Non-Equity Incentive Plan Compensation (4)($)	All Other Compensation (5)($)	Total ($)
Timothy P. Boyle	2017	184,923	761,870	—	—	1,545,534	17,330	2,509,657
President and CEO	2016	922,846	—	—	—	1,342,224	16,757	2,281,827
	2015	928,846	—	—	—	2,130,255	21,046	3,080,147

Gertrude Boyle	2017	501,923	368,077	—	—	478,500	14,637	1,363,137
Chairman of the Board	2016	870,000	—	—	—	390,630	14,285	1,274,915
	2015	899,231	—	—	—	675,120	14,168	1,588,519

Jim A. Swanson	2017	441,612	—	103,774	103,761	247,500	25,117	921,764
Senior Vice President and CFO

Thomas B. Cusick (6)	2017	750,438	16,950	275,298	232,253	500,500	57,220	1,832,659
Executive Vice President and COO	2016	572,970	—	236,514	193,505	348,332	60,259	1,411,580
	2015	560,539	—	330,042	270,006	584,483	51,113	1,796,183

Franco Fogliato (7)	2017	529,956	—	150,046	150,003	565,250	155,019	1,550,274
Executive Vice President, Americas General Manager	2016	451,214	—	100,000	100,007	501,338	94,189	1,246,748
	2015	451,214	390,300	75,026	75,008	147,135	94,220	1,232,903

Peter J. Bragdon	2017	594,199	14,125	196,062	164,009	385,000	44,194	1,397,589
Executive Vice President, CAO and General Counsel	2016	479,250	—	176,051	144,001	291,356	48,407	1,139,065
	2015	470,193	—	275,065	225,008	488,880	41,585	1,500,731

Bryan L. Timm	2017	444,232		418,071	342,008		2,188,834	3,393,145
Former President and COO	2016	745,500	—	418,012	342,004	506,430	84,601	2,096,547
	2015	729,394	—	495,028	405,008	869,120	77,754	2,576,304

(1)
For 2017, amounts include employee contributions deferred under our 401(k) Excess Plan. In addition, salary amounts include accrued paid time off ("PTO") as follows: Mr. Boyle, $0; Mrs. Boyle, $0; Mr. Swanson, $99,750; Mr. Cusick, $146,275; Mr. Fogliato $29,974; and Mr. Bragdon, $110,764. Accrued PTO was paid on December 29, 2017, due to adoption of an unlimited PTO policy for executives effective January 1, 2018. Mr. Fogliato received a portion his $29,974 PTO payment upon his relocation from Switzerland to the U.S.

Columbia Sportswear Company	35

(2)
For 2017, includes reinstated salary amounts for Mr. Boyle, $742,077 and Mrs. Boyle, $368,077, and, in addition, discretionary payments to Mr. Boyle, $19,793, Mr. Cusick, $16,950 and Mr. Bragdon, $14,125.

(3)
The amounts set forth in the "Stock Awards" and "Option Awards" columns reflect the aggregate grant date fair value computed in accordance with the requirements of FASB ASC Topic 718—Stock Compensation, excluding the effect of any estimated forfeitures. These amounts may not correspond to the actual value eventually realized by each named executive officer, which depends on the extent to which performance conditions are ultimately met and the market value of our common stock in future periods. The maximum payout amounts for the 2017 performance-based RSUs reported in the "Stock Awards" column above are as follows: Mr. Cusick, $212,872, Mr. Bragdon, $158,459 and Mr. Timm, $376,285. Assumptions used in the calculation of amounts set forth in the "Stock Awards" and "Option Awards" columns are described in the Notes to Consolidated Financial Statements for each of the years ended December 31, 2015, 2016 and 2017, included in Columbia's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

(4)	Mr. Timm's employment with the company terminated on June 2, 2017, so he was ineligible to receive any non-equity incentive plan compensation for 2017.

(5)	The amounts set forth in the "All Other Compensation" column for 2017 consist of the following:

Name	Matching Contributions under the Company's 401(k) Profit Sharing Plan	Matching Contributions under the Company's 401(k) Excess Plan	Executive Officer Excess Disability Insurance Premium Payments	Payments for Health Care Benefits Not Provided to Other Employees	Other Payments
Timothy P. Boyle	$13,500	—	—	*	—
Gertrude Boyle	$13,500	—	—	*	—
Jim A. Swanson	$13,500	$11,617	—	—	—
Thomas B. Cusick	$13,500	$41,334	*	—	—
Franco Fogliato	—	—	—	—	$155,019	(a)
Peter J. Bragdon	$13,500	$30,694	—	—	—
Bryan L. Timm	$13,500	—	*	—	$2,171,464	(b)

*
The value of each of these items is less than $10,000, or less than the greater of $25,000 and 10% of the aggregate value of all personal benefits received by the named executive officer, as applicable.

(a)
Consists of relocation costs of $45,407, annual housing allowance of $49,556, dependent tuition allowance of $16,923, allowance for personal use of company car of $3,870, dependent medical allowance of $8,700, employer contributions to Swiss Pension Plan of $24,390, and reimbursement for tax assistance services of $6,173.

(b)
Consists of payments in connection with the termination of Mr. Timm's employment in accordance with the severance agreement dated June 2, 2017 as follows: $2,163,000 for a cash severance benefit and $8,464 for health insurance continuation through December 31, 2017. Mr. Timm remains eligible to receive health insurance benefits through December 31, 2018 or the COBRA coverage period, whichever is shorter, with a maximum value of $25,393, and Columbia's obligation to make such payments will terminate sooner if and when Mr. Timm obtains other health insurance coverage.

(6)	Mr. Cusick served as CFO until July 1, 2017.

(7)
For 2017, a portion of compensation paid to Mr. Fogliato was paid in Swiss francs and amounts have been converted to U.S. dollars using the exchange rate in effect on August 1, 2017, his relocation date from Switzerland to the U.S. (1 Swiss franc = 1.0357 U.S. dollar). For 2015 and 2016, a portion of compensation paid to Mr. Fogliato was paid in Swiss francs and those amounts have been converted to U.S. dollars using the exchange rate in effect on December 30, 2016 (1 Swiss franc = .9809 U.S. dollar).

36	Columbia Sportswear Company

2017 Grants of Plan-Based Awards Table

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards					Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Securities (#)	All Other Option Awards: Number of Securities Underlying Units (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)	Threshold (#)(2)	Target (#)	Maximum (#)
Timothy P. Boyle		407,880		815,760		1,631,520	—	—	—	—	—	—	—
		—		203,940	(1)	—	—	—	—	—	—	—	—
		0	(2)	324,450		535,343
Gertrude Boyle		174,000		348,000		696,000	—	—	—	—	—	—	—
		—		87,000	(1)	—	—	—	—	—	—	—	—
Jim A. Swanson		90,000		180,000		360,000	—	—	—	—	—	—	—
		—		45,000	(1)	—	—	—	—	—	—	—	—
	1/26/2017	—		—		—	—	—	—	949	—	—	50,022
	1/26/2017	—		—		—	—	—	—	—	3,907	55.53	50,001
	7/20/2017	—		—		—	—	—	—	975	—	—	53,752
	7/20/2017	—		—		—	—	—	—	—	4,033	57.95	53,760
Thomas B. Cusick		182,000		364,000		728,000	—	—	—	—	—	—	—
		—		91,000	(1)	—	—	—	—	—	—	—	—
	1/26/2017	—		—		—	—	—	—	2,040	—	—	107,528
	1/26/2017	—		—		—	—	—	—	—	15,120	55.53	193,503
	3/7/2017	—		—		—	0	2,449	4,041	—	—	—	129,013
	7/20/2017	—		—		—	—	—	—	703	—	—	38,756
	7/20/2017	—		—		—	—	—	—	—	2,907	57.95	38,751
Franco Fogliato		100,000		200,000		400,000	—	—	—	—	—	—	—
		—		50,000	(1)	—	—	—	—	—	—	—	—
	1/26/2017	—		—		—	—	—	—	1,898	—	—	100,044
	1/26/2017	—		—		—	—	—	—	—	7,814	55.53	100,002
	7/20/2017	—		—		—	—	—	—	907	—	—	50,003
	7/20/2017	—		—		—	—	—	—	—	3,751	57.95	50,001
Peter J. Bragdon		140,000		280,000		560,000	—	—	—	—	—	—	—
		—		70,000	(1)	—	—	—	—	—	—	—	—
	1/26/2017	—		—		—	—	—	—	1,518	—	—	80,014
	1/26/2017	—		—		—	—	—	—	—	11,252	55.53	144,001
	3/7/2017	—		—		—	0	1,823	3,008	—	—	—	96,036
	7/20/2017	—		—		—	—	—	—	363	—	—	20,012
	7/20/2017	—		—		—	—	—	—	—	1,501	57.95	20,008
Bryan Timm		230,720		461,440		922,880	—	—	—	—	—	—	—
		—		115,360	(1)	—	—	—	—	—	—	—	—
	1/26/2017	—		—		—	—	—	—	3,605	—	—	190,020
	1/26/2017	—		—		—	—	—	—	—	26,724	55.53	342,008
	3/7/2017	—		—		—	0	4,329	7,143	—	—	—	228,052

(1)
Amount represents individual component target for achieving individual performance objectives under the Executive Incentive Compensation Plan. The target amount for the individual component is also a maximum amount under the plan.

(2)	At threshold performance no performance-based RSUs or long-term incentive cash compensation will be earned.

Columbia Sportswear Company	37

Narrative Disclosure to Summary Compensation Table and 2017 Grants of Plan-Based Awards Table
Salary. Salaries paid to our named executive officers are set forth in the Summary Compensation Table. The amounts set forth in the "Salary" column of the Summary Compensation Table include payments in 2017 for cash-out of personal time off ("PTO"). In 2017, the Company modified its PTO program applicable to executives by providing an unlimited PTO benefit. As a result, the related PTO liability was terminated and each impacted executive received a cash payment equal to their current PTO balance. For fiscal 2017, salaries paid to our named executive officers accounted for the following percentages of each named executive officer's total compensation, as reported in the "Total" column of the Summary Compensation Table: Mr. Boyle 7%, Mrs. Boyle 37%, Mr. Swanson 48%, Mr. Cusick 41%, Mr. Fogliato 34%, Mr. Bragdon 43%, and Mr. Timm 13%. In general, any salary increases are effective in March of each respective year.
Bonus. Discretionary bonuses paid to our named executive officers are set forth in the 2017 Summary Compensation Table. The discretionary bonuses are described in further detail under the caption "Compensation Discussion and Analysis—Overview of Executive Compensation Program—Analysis of 2017 Named Executive Officer Compensation—Long-term incentive compensation" above. For fiscal 2017, salaries for Mr. Boyle and Mrs. Boyle include payments to reinstate their respective salaries and those payments are reflected in the "Bonus" column of the Summary Compensation Table.
Stock awards. We awarded both time-based and performance-based RSUs, in each case under our 1997 Stock Incentive Plan, to our named executive officers, other than our Chairman and President and CEO, and Mr. Swanson and Mr. Fogliato, who did not receive performance-based RSUs in 2017. The amounts set forth in the "Estimated Future Payouts Under Equity Incentive Plan Awards" column of the 2017 Grants of Plan-Based Awards Table represent the threshold, target and maximum number of performance-based RSUs that may be earned by each of the named executive officers based in the U.S. during the January 1, 2017 through December 31, 2019 performance period, depending on the extent to which Company performance goals are met or exceeded. RSUs earned during the performance period will vest approximately in March 2020, upon approval by the Compensation Committee. The amounts set forth in the "All Other Stock Awards" column of the 2017 Grants of Plan-Based Awards Table represent the number of time-based RSUs granted to each named executive officer, of which 25% of the RSUs vest annually on (a) the first anniversary of the first day of the first full calendar month following the date of grant (the "Vest Date"), and (b) each of the subsequent three anniversaries following the first anniversary of the Vest Date. The date on which RSUs vest is referred to as a "vesting date". The RSUs become vested on a respective vesting date only to the extent the recipient is an employee of the Company continuously from the award date to the vesting date. If a vesting date falls on a weekend or any other day on which the NSM or Exchange is not open, affected RSUs will vest on the next following NSM or Exchange business day, as the case may be.
Option awards. We awarded stock options to our named executive officers, other than our Chairman and President and CEO, under our 1997 Stock Incentive Plan. The options granted to our named executive officers are set forth in the "All Other Option Awards" column of the 2017 Grants of Plan-Based Awards Table and vest and become exercisable with respect to 25% of the shares on each of the first four anniversaries of the grant date.
Non-equity incentive plan compensation. The amounts set forth in the "Non-Equity Incentive Plan Compensation" column of the 2017 Summary Compensation Table consist of payments made pursuant to non-equity incentive plan awards granted to our named executive officers under our Executive Incentive Compensation Plan, as well as pursuant to long-term incentive cash awards granted to Mr. Boyle and Mr. Fogliato, respectively. A discussion of the corporate performance targets that were achieved for 2017 for awards under our Executive Incentive Compensation Plan is set forth under the caption "Compensation Discussion and Analysis—Analysis of 2017 Named Executive Officer Compensation—Short-term incentive compensation" above. A discussion of the performance targets that were achieved for 2017 for long-term incentive cash awards granted to Mr. Boyle and Mr. Fogliato, respectively, are set forth under the caption "Compensation Discussion and Analysis—Analysis of 2017 Named Executive Officer Compensation—Long-term cash and equity-based incentives" above.
We may or may not award an annual cash bonus under the Executive Incentive Compensation Plan, and any amount actually paid generally varies according to the achievement of Company and individual performance objectives.
The Compensation Committee establishes targets for our incentive programs early in the fiscal year based upon current forecasts, business strategies and expectations. The Compensation Committee has the discretion, at or prior to the time it sets the performance target, to include or exclude any extraordinary items affecting the performance target and to adjust the performance target to take into account changes in accounting.
The Compensation Committee also generally may reduce or completely eliminate the amount payable under the Executive Incentive Compensation Plan to a named executive officer based on factors that it determines warrant such a reduction or elimination. Historically, the Compensation Committee has not exercised this discretion to any significant degree. Under the plan, the Compensation Committee has no discretion to increase any amount payable to a named executive officer.
The amounts set forth in the "Estimated Possible Payouts Under Non-Equity Incentive Plan Awards" column of the 2017 Grants of Plan-Based Awards Table include the threshold, target and maximum payout amounts payable for achieving the corporate and individual performance objectives under the Company's Executive Incentive Compensation Plan for 2017 awards.

38	Columbia Sportswear Company

For Mr. Boyle, the amounts set forth in the "Estimated Possible Payouts Under Non-Equity Incentive Plan Awards" column of the 2017 Grants of Plan-Based Awards Table also include the threshold, target and maximum payout amounts payable for his long-term incentive cash award for the January 1, 2017 through December 31, 2019 performance period, depending on the extent to which Company performance goals are met or exceeded. We anticipate that the Compensation Committee will determine the amount Mr. Boyle earns under his long-term incentive cash award for this performance period in March 2020.
For fiscal 2017, the aggregate value of bonuses paid to our named executive officers under our Executive Incentive Compensation Plan and under long-term incentive cash awards accounted for the following percentages of each named executive officer's total compensation reported in the "Total" column of the Summary Compensation Table: Mr. Boyle 62%, Mrs. Boyle 35%, Mr. Swanson 27%, Mr. Cusick 27%, Mr. Fogliato 36%, and Mr. Bragdon 28%.
All other compensation. All other compensation of our named executive officers is set forth in the Summary Compensation Table for Fiscal 2017 and described in greater detail in footnote 5 to the table.
Our 401(k) Profit Sharing Plan is our tax qualified retirement savings plan pursuant to which our U.S. employees, including the named executive officers based in the U.S., are able to make pre-tax contributions from their cash compensation. Typically, we make matching contributions for all participants each year equal to 100% of their elective deferrals up to 4% of their total eligible compensation and 50% of their elective deferrals from 4% to 6% of eligible annual compensation. We also may make annual profit sharing contributions to the accounts of our employees under the 401(k) Profit Sharing Plan. The contribution consists of amounts that are allocated among eligible employees based on a percentage of their annual salaries. The total profit sharing contribution, if any, is determined each year by the Board. For 2017, the Board did not approve any profit sharing contribution. The Internal Revenue Code limits the amount of compensation that can be deferred under the 401(k) Profit Sharing Plan and also limits the amount of salary and bonus with respect to which matching contributions and profit sharing contributions can be made under that plan. Accordingly, we provide our executive officers and other highly compensated employees with the opportunity to defer their compensation, including amounts in excess of the tax law limit, under our nonqualified 401(k) Excess Plan. Under the plan, the participants may elect to defer up to 70% of eligible compensation and we may make matching contributions for the participants equal to 100% of their elective deferrals up to 4% of their total eligible compensation and 50% of their elective deferrals from 4% to 6% of their total eligible compensation, minus the matching contribution the participant would have been eligible to receive under the qualified 401(k) Profit Sharing Plan. See the "2017 Nonqualified Deferred Compensation" table below. In 2017, Mr. Fogliato did not participate in our 401(k) Profit Sharing Plan or 401(k) Excess Plan.
We provide our named executive officers with competitive benefits, and we generally do not provide perquisites or tax reimbursements or other benefits to the named executive officers based in the U.S. that are not available to other employees based in the U.S. In addition to our 401(k) Profit Sharing Plan and 401(k) Excess Plan described above, in 2017, our named executive officers based in the U.S. were offered other benefits that were substantially the same as those offered to all of our U.S. employees. These benefits included medical, dental and vision insurance. We also provide an enhanced long-term disability benefit to our named executive officers based in the U.S. This benefit is designed to provide additional protection to our named executive officers in the event of catastrophic illness or disability. We provide our Chairman, our President and CEO and our President and CEO's qualifying family members with medical insurance at no cost to those individuals. In accordance with his employment agreement, while based in Switzerland, Mr. Fogliato received additional perquisites, some of which are customary for management employees in his geographic location, including: a monthly housing allowance; allowance for personal use of company car (this benefit is also available to all of our European directors); a dependent medical allowance (this benefit is also available to all of our European directors); and reimbursement for tax assistance up to approximately $5,000 per year for the duration of his employment. In connection with his relocation from Switzerland to the U.S., Mr. Fogliato continues to receive additional perquisites some of which may be available to management employees in the U.S. in connection with a relocation, including: home finding assistance; temporary housing and car rental; movement of household goods; airfare reimbursement; immigration and taxation assistance; and storage assistance; and others which are not generally provided to other employees or our other named executive officers, including: an annual housing allowance and an allowance for education support of Mr. Fogliato's two dependent children. In 2017, the Compensation Committee reviewed a compensation analysis provided by our independent compensation consultant, covering all aspects of Mr. Fogliato's compensation, including perquisites.

Columbia Sportswear Company	39

2017 Outstanding Equity Awards at Fiscal Year-End Table

		OPTION AWARDS				STOCK AWARDS
Name (a)	Grant Date (b)	Number of Securities Underlying Unexercised Options (#) Exercisable(1) (c)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5) (j)
Jim A. Swanson	2/28/2014	—	—	—	—	110	(2)	7,907	—	—
	2/28/2014	—	494	41.545	2/28/2024	—		—	—	—
	2/27/2015	—	—	—	—	410	(2)	29,471	—	—
	2/27/2015	1,774	1,774	55.890	2/26/2025	—		—	—	—
	1/28/2016	—	—	—	—	666	(2)	47,872	—	—
	1/28/2016	913	2,738	53.350	1/27/2026	—		—	—	—
	1/26/2017	—	—	—	—	949	(2)	68,214	—	—
	1/26/2017	—	3,907	55.530	1/25/27	—		—	—	—
	7/20/2017	—	—	—	—	975	(2)	70,083	—	—
	7/20/2017	—	4,033	57.950	7/19/27	—		—	—	—
		2,687	12,946			3,110		223,547	—	—
Thomas B. Cusick	1/31/2013	916	—	25.545	1/30/2023	—		—	—	—
	1/30/2014	—	—	—	—	690	(2)	49,597	—	—
	1/30/2014	16,654	5,550	38.155	1/29/2024	—		—	—	—
	1/29/2015	—	—	—	—	1,216	(2)	87,406	—	—
	1/29/2015	10,671	10,670	43.450	1/28/2025	—		—	—	—
	2/9/2015	—	—	—	—	628	(2)	45,141	—	—
	2/9/2015	5,562	5,561	42.110	2/8/2025	—		—	—	—
	2/27/2015	—	—	—	—	4,630	(3)	332,804	—	—
	1/28/2016	—	—	—	—	1,590	(2)	114,289	—	—
	1/28/2016	3,925	11,773	53.350	1/27/2026	—		—	—	—
	3/1/2016	—	—	—	—	—		—	0	0
	1/26/2017	—	—	—	—	2,040	(2)	146,635	—	—
	1/26/2017	—	15,120	55.530	1/25/27	—		—	—	—
	3/7/2017	—	—	—	—	—		—	0	0
	7/20/2017	—	—	—	—	703	(2)	50,532	—	—
	7/20/2017	—	2,907	57.950	7/19/27	—		—	—	—
		37,728	51,581			11,497		826,404	—	—

40	Columbia Sportswear Company

		OPTION AWARDS				STOCK AWARDS
Name (a)	Grant Date (b)	Number of Securities Underlying Unexercised Options (#) Exercisable(1) (c)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5) (j)
Franco Fogliato	1/30/2014	—	—	—	—	518	(2)	37,234	—	—
	1/30/2014	6,940	2,312	38.155	1/29/2025	—		—	—	—
	1/29/2015	—	—	—	—	912	(2)	65,555	—	—
	1/29/2015	4,447	4,446	43.450	1/28/2026	—		—	—	—
	1/28/2016	—	—	—	—	1,479	(2)	106,311	—	—
	1/28/2016	2,029	6,084	53.350	1/27/2027	—		—	—	—
	1/26/2017	—	—	—	—	1,898	(2)	136,428	—	—
	1/26/2017	—	7,814	55.530	1/25/28	—		—	—	—
	7/20/2017	—	—	—	—	907	(2)	65,195	—	—
	7/20/2017	—	3,751	57.950	7/19/28	—		—	—	—
		13,416	24,407			5,714		410,723	—	—
Peter J. Bragdon	1/20/2011	16,030	—	29.985	1/19/2021	—		—	—	—
	1/30/2014	—	—	—	—	518	(2)	37,234	—	—
	1/30/2014	12,492	4,162	38.155	1/29/2024	—		—	—	—
	1/29/2015	—	—	—	—	912	(2)	65,555	—	—
	1/29/2015	8,004	8,002	43.450	1/28/2025	—		—	—	—
	2/9/2015	—	—	—	—	628	(2)	45,141	—	—
	2/9/2015	5,562	5,561	42.110	2/8/2025	—		—	—	—
	2/27/2015	—	—	—	—	3,859	(3)	277,385	—	—
	1/28/2016	—	—	—	—	1,183	(2)	85,034	—	—
	1/28/2016	2,921	8,761	53.350	1/27/2026	—		—	—	—
	3/1/2016	—	—	—	—	—		—	0	0
	1/26/2017	—	—	—	—	1,518	(2)	109,114	—	—
	1/26/2017	—	11,252	55.530	1/25/27	—		—	—	—
	3/7/2017	—	—	—	—	—		—	0	0
	7/20/2017	—	—	—	—	363	(2)	26,092	—	—
	7/20/2017	—	1,501	57.950	7/19/27	—		—	—	—
		45,009	39,239			8,981		645,555	—	—

Columbia Sportswear Company	41

(1) Option Grant Date	Vesting Schedule
January 20, 2011	25% vested on each anniversary date over four years
January 26, 2012	25% vested on each anniversary date over four years
January 31, 2013	25% vested on each anniversary date over four years
January 30, 2014	25% vested on each anniversary date over four years
January 29, 2015	25% vest on each anniversary date over four years
February 9, 2015	25% vest on each anniversary date over four years
January 28, 2016	25% vest on each anniversary date over four years
January 26, 2017	25% vest on each anniversary date over four years
July 20, 2017	25% vest on each anniversary date over four years
(2) Time-based RSU Grant Date	Vesting Schedule
January 30, 2014
25% of the RSUs vested annually (a) on the first anniversary of the first day of the first full calendar month following the award date (the "Vest Date"), and (b) on each of the subsequent three anniversaries following the first anniversary of the Vest Date

January 29, 2015
25% of the RSUs vest annually (a) on the first anniversary of the first day of the first full calendar month following the award date (the "Vest Date"), and (b) on each of the subsequent three anniversaries following the first anniversary of the Vest Date

February 9, 2015
25% of the RSUs vest annually (a) on the first anniversary of the first day of the first full calendar month following the award date (the "Vest Date"), and (b) on each of the subsequent three anniversaries following the first anniversary of the Vest Date

January 28, 2016
25% of the RSUs vest annually (a) on the first anniversary of the first day of the first full calendar month following the award date (the "Vest Date"), and (b) on each of the subsequent three anniversaries following the first anniversary of the Vest Date

January 26, 2017
25% of the RSUs vest annually (a) on the first anniversary of the first day of the first full calendar month following the award date (the "Vest Date"), and (b) on each of the subsequent three anniversaries following the first anniversary of the Vest Date

July 20, 2017
25% of the RSUs vest annually (a) on the first anniversary of the first day of the first full calendar month following the award date (the "Vest Date"), and (b) on each of the subsequent three anniversaries following the first anniversary of the Vest Date

(3)	These performance-based RSUs have been earned under the Company performance component of the equity-based incentive compensation plan and vested on March 7, 2018.

(4)	Based on a value of $71.88 per share, the closing market price of our common stock on December 29, 2017, the last trading day of 2017.

(5)
At threshold performance no performance-based RSUs will be earned. Assuming target performance objectives are met and approved by the Compensation Committee, the performance-based RSUs would vest as follows:

Grant Date	Performance Period	Number of Shares	Market Value(A)	Vesting Schedule
March 1, 2016	2016-2018	3,876	$278,607	March 2019, upon Compensation Committee approval
March 7, 2017	2017-2019	4,272	$307,071	March 2020, upon Compensation Committee approval

(A)
Based on a value of $71.88 per share, the closing market price of our common stock on December 29, 2017, the last trading day of 2017, multiplied by the indicated number of performance-based RSUs granted that may be earned during the applicable performance period. This value may not correspond to the actual value that will be realized by the named executive officers, which depends on the extent to which performance conditions are ultimately met and the value of our common stock in future periods.

42	Columbia Sportswear Company

2017 Option Exercises and Stock Vested Table

	Stock Options		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Jim A. Swanson	1,610	33,217	688	38,147
Thomas B. Cusick	30,000	1,000,811	8,067	442,978
Franco Fogliato	—	—	3,375	214,094
Peter J. Bragdon	23,806	760,580	6,125	336,395
Bryan L. Timm	196,619	5,036,392	13,886	762,342

(1)	Represents full number of shares vested including shares surrendered for tax payment.

Columbia Sportswear Company	43

2017 Nonqualified Deferred Compensation

Name	Executive Contributions in 2017(1)	Matching Company Contributions in 2017(1)	Aggregate Earnings in 2017(1)	Aggregate Balance at 12/31/2017(1)
Timothy P. Boyle	—	—	—	—
Gertrude Boyle	—	—	—	—
Jim A. Swanson	$38,971	11,617	$5,468	$73,105
Thomas B. Cusick	$71,833	41,334	$69,357	$950,793
Franco Fogliato	—	—	—	—
Peter J. Bragdon	$58,761	$30,694	$170,094	$1,346,213
Bryan L. Timm	$95,130	—	$272,130	$1,977,737

(1)
All amounts reported in the Executive Contributions column are also included in amounts reported in the Salary column of the Summary Compensation Table. The amounts reported in the Matching Company Contributions column represent matching contributions made by us in early 2018 based on 2017 executive contributions; these amounts are also included in amounts reported for 2017 in the All Other Compensation column of the Summary Compensation Table. None of the amounts in the Aggregate Earnings column are included in amounts reported in the Summary Compensation Table because the Company does not pay guaranteed, above-market or preferential earnings on deferred compensation. All amounts included in the Aggregate Balance column have been reported in the Summary Compensation Table in this proxy statement or in prior year proxy statements.

Nonqualified Deferred Compensation Plan. The named executive officers based in the U.S. are eligible to participate in our 401(k) Excess Plan. Contributions based on salary and bonus in excess of the current tax law limit applicable for our qualified 401(k) Profit Sharing Plan are made as Company contributions under the 401(k) Excess Plan. Under the plan, the participants may elect to defer up to 70% of eligible compensation and we may make matching contributions for the participants equal to 100% of their elective deferrals up to 4% of their total eligible compensation and 50% of their elective deferrals from 4% to 6% of their total eligible compensation, minus the matching contribution the participant would have been eligible to receive under the qualified 401(k) Profit Sharing Plan. The Board or the Company's CEO may change or eliminate matching contributions to the 401(k) Excess Plan at any time, and such change or elimination may, to the extent designated by the Board or the CEO, be retroactive to the first day of the Excess Plan year in which the change or elimination is adopted by the Board or the CEO. Our matching contribution for 2017 to the accounts of the named executive officers based in the U.S. under the qualified and nonqualified plans are included under the heading "All Other Compensation" in the Summary Compensation Table.
Amounts deferred under the 401(k) Excess Plan are credited to a participant's account under the 401(k) Excess Plan. Each participant may allocate his or her account among a combination of investment funds available under the 401(k) Excess Plan. Participants' accounts are adjusted to reflect the investment performance of the funds selected by the participants. Participants can change the allocation of their account balances daily. In 2017, the funds available under the 401(k) Excess Plan consisted of a money market fund, target date funds and a range of mutual funds. The money market fund had an annualized return of .71%, the target date funds had annualized returns ranging from 8.54% to 21.47% and the mutual funds had annualized returns ranging from 3.4% to 36.71%. Amounts credited to participants' accounts are invested by us in actual investments matching the investment options selected by the participants to ensure that we do not bear any investment risk related to participants' investment choices.
In 2017, Mr. Fogliato participated in a Swiss pension plan, which is mandatory under Swiss law. While he was based in Geneva, the Company contributed to the plan at 7.5% of Mr. Fogliato's plan eligible compensation. Individual employees are required to make their own direct contributions to the plan at an approximately equivalent percentage rate. Amounts in the plan bear interest depending on the annual performance of the pension plan, including certain minimum amounts as set by Swiss law. Retirement benefits are paid in the form of a lump-sum payment or a yearly pension, at employee discretion, when the employee reaches normal retirement age under the plan.

Potential Payments Upon Termination or Change in Control
Pursuant to our Change in Control Severance Plan (the "Plan") we have agreed to provide certain benefits to some of our named executive officers in the event that the executive's employment with Columbia is involuntarily terminated without "cause" other than in connection with a change in control, or in the event that, in connection with a change in control, the executive's employment with Columbia is terminated by us other than for "cause" or by the executive for "good reason". Neither our President and CEO nor our Chairman is eligible to participate in the Plan. The Board believes that these types of arrangements are common for companies against which we compete for talented key personnel and are beneficial for management recruitment purposes.
In our plans and agreements, "cause" generally includes personal dishonesty intended to result in substantial personal enrichment or benefit, conviction of a felony that is injurious to Columbia, willful acts that constitute gross misconduct that is injurious to Columbia, continued violations of employment duties that are willful, a material violation of our Code of Conduct, and other substantial violations of the standards set forth in the Plan, such as violation of restrictive covenants agreed to under the Plan.

44	Columbia Sportswear Company

"Good reason" generally includes a change in position or responsibilities that do not represent a promotion, a decrease in compensation or a home office relocation of over 75 miles.
Mr. Timm's employment terminated on June 2, 2017 and his severance benefits payable in accordance with the severance agreement dated June 2, 2017 are reported in the "All Other Compensation" column of the Summary Compensation Table.
Termination Without Cause or for Good Reason, Following a Change in Control.
Cash severance benefit. The Plan provides that each named executive officer, other than Mr. Boyle and Mrs. Boyle, would receive cash severance benefits payable if the executive officer's employment is terminated by us without "cause" within 12 months following a change in control or by the officer for "good reason" on account of a "good reason" condition that initially occurred within 12 months following a change in control. In the event of a qualifying termination in connection with a change in control, the cash severance payment for Messrs. Swanson, Cusick, Fogliato, and Bragdon would be equal to three times the sum of their base annual salary. These amounts are payable in a lump sum following the participant's signing of a waiver and release of claims and no later than two and one-half months after the end of the fiscal year in which the termination occurred.
Insurance continuation. In the event of a qualifying termination in connection with a change in control, each of Messrs. Swanson, Cusick, Fogliato, and Bragdon would receive health insurance benefits for the shorter of 18 months or the COBRA coverage period.
Equity acceleration. In the event of a qualifying termination in connection with a change in control, outstanding options and time-based RSUs held by a named executive officer based in the U.S. would accelerate in full, and performance-based RSUs would accelerate to the extent earned as of that date, determined on a pro-rated basis for the applicable performance period.
The following table shows the estimated change in control benefits that would have been payable to each of the eligible named executive officers if the named executive officer were terminated by us without cause, or if the named executive officer terminated his employment for good reason, within 12 months following a change in control, as of December 31, 2017.

Name	Cash Severance Benefit	Insurance Continuation(1)	Option Acceleration(2)	Time-based Restricted Stock Unit Acceleration(3)	Performance-based Restricted Stock Unit Acceleration(4)	401(k) Excess Plan Match(5)	Total Lump Sum Payments
Jim A. Swanson	$1,350,000	$23,437	$214,146	$242,922	—	$11,617	$1,842,122
Thomas B. Cusick	$1,950,000	$25,393	$1,161,933	$536,381	$487,993	$41,334	$4,203,034
Franco Fogliato	$1,500,000	$25,393	$497,119	$446,321	—	—	$2,468,833
Peter J. Bragdon	$1,500,000	$25,393	$900,632	$400,079	$393,687	$30,694	$3,250,485

(1)	The amounts in the column represent the present value of 18 months of health insurance benefit payments to each officer at the rates paid by us as of December 31, 2017.

(2)
The amounts in the column represent the value that would be realized on acceleration of outstanding options based on the difference between the exercise price and $71.88, the closing market price of our common stock on December 29, 2017, the last trading day of 2017.

(3)
The amounts in the column represent the number of shares that would be issued under the time-based RSU awards, multiplied by a stock price of $71.88 per share, the closing market price of our common stock on December 29, 2017, the last trading day of 2017. See "2017 Outstanding Equity Awards at Fiscal Year End" table and "Compensation Discussion and Analysis—Analysis of 2017 Named Executive Officer Compensation—Long-term cash and equity-based incentives" above.

(4)
The amounts in the column were calculated using a value of $71.88 per share, the closing market price of our common stock on December 29, 2017, the last trading day of 2017, multiplied by the number of RSUs earned as of that date, determined on a pro-rated basis for the applicable performance period. This value may not correspond to the actual value that will be realized by the named executive officers, which depends on the extent to which performance conditions are ultimately met and the value of our common stock in future periods.

(5)	The amounts in the column assume the 401(k) Excess Plan was in effect on December 31, 2017.
Termination Without Cause.
Cash severance benefit. The Plan provides that each named executive officer, other than Mr. Boyle and Mrs. Boyle, would receive cash severance benefits payable if the executive officer's employment is terminated by us at any time without "cause". In the event that a named executive officer's employment is terminated by us without "cause" and not in connection with a change in control, the cash severance benefit payment for Messrs. Swanson, Cusick, Fogliato, and Bragdon would be equal to 2.25 times their base annual salary. These amounts are payable in a lump sum following the participant's signing of a waiver and release of claims and no later than two and one half months after the end of the fiscal year in which the termination occurred.

Columbia Sportswear Company	45

Insurance continuation. In the event of a termination other than in connection with a change in control, each of Messrs. Swanson, Cusick, Fogliato, and Bragdon would receive health insurance benefits for the shorter of 18 months or the COBRA coverage period.
Equity acceleration. In the event of a termination other than in connection with a change in control, the vesting of neither options nor RSUs would accelerate.
The following table shows the estimated severance benefits that would have been payable to each of the eligible named executive officers if his employment was terminated by us without "cause" on December 31, 2017.

Name	Cash Severance Benefit	Insurance Continuation(1)	401(k) Excess Plan Match(2)	Total Lump Sum Payments
Jim A. Swanson	$1,012,500	$23,437	$11,617	$1,047,554
Thomas B. Cusick	$1,462,500	$25,393	$41,334	$1,529,227
Franco Fogliato	$1,125,000	$25,393	—	$1,150,393
Peter J. Bragdon	$1,125,000	$25,393	$30,694	$1,181,087

(1)	The amounts in the column represent the present value of 18 months of health insurance benefit payments, at the rates paid by us as of December 31, 2017.

(2)	The amounts in the column assume the 401(k) Excess Plan was in effect on December 31, 2017.
Termination Due to Death or Disability. The following table shows the estimated payout for each named executive officer had his or her employment terminated on December 31, 2017 as a result of death or disability. The time-based RSU award agreement generally requires the officer to be employed by us on the date of issuance to receive an award payout, but provides that if employment terminates earlier as a result of death or disability the officer will be entitled to acceleration of all unvested shares.

Name	Time-based Restricted Stock Unit Acceleration(1)	Payout under Non-Equity Incentive Plan Awards(2)	401(k) Excess Plan Match(3)
Timothy P. Boyle	—	$1,121,670	—
Gertrude Boyle	—	$478,500	—
Jim A. Swanson	$242,922	$247,500	$11,617
Thomas B. Cusick	$536,381	$500,500	$41,334
Franco Fogliato	$446,321	$565,250	—
Peter J. Bragdon	$400,079	$385,000	$30,694

(1)
The amounts in the column represent the number of shares that would be issued under the time-based RSU awards, multiplied by a stock price of $71.88 per share, which was the closing price of our common stock on December 29, 2017, the last trading day of 2017. See "2017 Outstanding Equity Awards at Fiscal Year End" table and "Compensation Discussion and Analysis—Analysis of 2017 Named Executive Officer Compensation—Long-term cash and equity-based incentives", above.

(2)
The amounts in this column represent the estimated payouts that would be made under our Executive Incentive Compensation Plan. For Mr. Fogliato, the amount also includes the estimated payout under his long-term cash incentive award.

(3)	The amounts in the column assume the 401(k) Excess Plan was in effect on December 31, 2017.
Termination Due to Retirement or Voluntary Termination Without Good Reason. The following table shows the estimated payout for each named executive officer had his or her employment terminated on December 31, 2017 as a result of retirement or voluntarily without "good reason".

Name	Payout under Non-Equity Incentive Plan Awards(1)	401(k) Excess Plan Match(2)
Timothy P. Boyle	$1,121,670	—
Gertrude Boyle	$478,500	—
Jim A. Swanson	$247,500	$11,617
Thomas B. Cusick	$500,500	$41,334
Franco Fogliato	$565,250	—
Peter J. Bragdon	$385,000	$30,694

(1)
The amounts in this column represent the estimated payouts that would be made under our Executive Incentive Compensation Plan for our named executive officers. For Mr. Fogliato, the amount also includes the estimated payout under his long-term cash incentive award.

46	Columbia Sportswear Company

(2)	The amounts in the column assume the 401(k) Excess Plan was in effect on December 31, 2017.

Pay Ratio Disclosure
We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Boyle, our President and CEO:
For 2017, our last completed fiscal year: (i) the median of the annual total compensation of all employees of our Company (other than our CEO), was $23,959; and (ii) the annual compensation of our CEO was $2,509,657. Based on this information, for 2017 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 105 to 1.
To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee”, the methodology and the material assumptions, adjustments and estimates that we used were as follows:

1.
We determined that as of October 1, 2017, our employee population consisted of approximately 6,859 individuals working at our parent company and its consolidated subsidiaries (including our China joint venture), with 62% of these individuals located in the United States, 7% located in Europe, 26% located in Asia, and 5% located at various other locations around the world.

a.
We selected October 1, 2017, which is within the last three months of 2017, as the date upon which we would identify the "median employee" because it enabled us to make such identification in a reasonably efficient and economical manner. This date allowed us to exclude from our calculation the seasonal workers who commence employment after this date to assist us with end-of-the-year demand.

2.
To identify the "median employee" from our employee population, we calculated each employee's target annual compensation for 2017 based on information from the Company's human resources and payroll records as follows:

a.	annual base salary for salaried employees, prorated for employees hired during 2017;

b.	hourly rate multiplied by standard weekly hours worked for hourly employees, prorated for employees hired during 2017;

c.	annual bonus at target; and

d.	the grant date fair value of equity incentives granted during 2017.

3.
All compensation elements for non-U.S. employees were converted to U.S. dollars using monthly exchange rates used by our accounting department. We did not make any cost-of-living adjustments in identifying the "median employee".

4.
Using this methodology, we determined that the "median employee" was a full-time, hourly employee located in one of our U.S. retail outlet stores, with total target compensation for 2017 in the amount of $23,660. With respect to the annual total compensation of the "median employee," we identified and calculated the elements of such employee's compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $23,959.

With respect to the annual total compensation of our President and CEO, we used the amount reported in the "Total" column of our 2017 Summary Compensation Table included in this Proxy Statement and incorporated by reference under Item 11 of Part III of our Annual Report.
The SEC's rules for identifying the median compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

Columbia Sportswear Company	47

Stock Ownership Guidelines for Officers
In order to more closely align officers' interests with our shareholders, on January 26, 2018 the Board of Directors adopted stock ownership guidelines for certain officers, including our named executive officers. Under the guidelines, officers are encouraged to hold Columbia stock valued at the following multiple of their annual salary:

Position	Minimum Ownership Guideline
Chairman, CEO, President	6x
Executive Vice Presidents and Named Executive Officers	3x
Senior Vice Presidents	2x
Vice Presidents	1x
To determine stock ownership levels, the following forms of equity interests in the Company are included: (i) shares owned directly, (ii) shares held by immediate family members residing in the same household or through trusts for the benefit of the officer or his or her immediate family members, (iii) "in-the-money" value of vested stock option awards, (iv) unvested time-based RSUs, and (v) unvested performance-based RSUs based on a probable payout percentage as determined by management. The Company anticipates that officers should be able to achieve the applicable guideline within five years from the date of adoption, or within five years of becoming subject to the guidelines. Until the applicable ownership threshold is met, an executive is encouraged to retain 50% of any RSUs or performance-based RSUs received (on a net after-tax basis) under the Company's stock-based compensation plans.

Clawback Policy
In 2017, our Board adopted an executive incentive recovery (or clawback) policy pursuant to which certain of our officers (including our named executive officers) may be required to return incentive awards paid, settled, granted, or that first vest after December 31, 2017. Under this policy, if the Board determines in its sole discretion that (i) the incentive award was predicated on the achievement of specific financial results that were subsequently the subject of a material financial restatement, (ii) the executive officer engaged in fraud or misconduct that contributed to the need for a restatement or was aware of fraud or misconduct and failed to act, and (iii) the Board determines that lower payment, settlement, grant, or vesting would have occurred based on the restated financial results, the executive officer may be required to reimburse the Company for certain amounts to the fullest extent of the law. Incentive awards include (i) Executive Incentive Compensation Plan awards granted to executive officers after December 31, 2017 and (ii) any equity or cash incentive compensation awards to executive officers that are paid, settled, granted, or that first vest after December 31, 2017 that are measured by the Company's financial performance. In order to ensure the enforceability of the policy, appropriate language regarding the policy has been inserted in applicable award agreements. We believe that our clawback policy reinforces our pay-for-performance philosophy.

48	Columbia Sportswear Company

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information about compensation plans under which our equity securities are authorized for issuance to employees or non-employees (such as directors and consultants), at December 31, 2017:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
1997 Stock Incentive Plan	2,219,362	$44.22	2,701,396
1999 Employee Stock Purchase Plan(3)	-	-	948,888
Equity compensation plans not approved by security holders	-	-	-

Total	2,219,362	$44.22	3,650,284
(1)    The number of outstanding shares to be issued under the 1997 Stock Incentive Plan includes stock options and restricted stock units.

(2)	The weighted-average exercise price excludes 449,474 shares issuable upon the vesting of outstanding restricted stock units, which have no exercise price.
(3)    The 1999 Employee Stock Purchase Plan was suspended indefinitely effective July 1, 2005.

Columbia Sportswear Company	49

PROPOSAL 5: ADVISORY VOTE (NON-BINDING) APPROVING EXECUTIVE COMPENSATION
Shareholders are provided with the opportunity to cast an advisory vote to approve executive compensation as described below. Columbia values the views of its shareholders and is committed to excellence in the design and effectiveness of Columbia's executive compensation program.
Columbia's executive compensation program is designed to attract, retain and motivate key, highly-talented executive officers and to align executive officer and shareholder financial interests, while encouraging prudent risk taking in order to achieve long-term shareholder objectives. Columbia believes that its executive compensation program, which includes long-term equity awards as a significant component of an executive officer's overall compensation opportunity, satisfies this goal and is strongly aligned with the long-term interests of its shareholders. Columbia's total shareholder return over the 1-, 3- and 5-year periods ended December 31, 2017 was 24.86%, 67.27% and 187.44%, respectively.
The Compensation Discussion and Analysis in this Proxy Statement describes our executive compensation program and the decisions made by the Compensation Committee in 2017 in more detail. Highlights of the program for our named executive officers include the following:
w    Strong Company Performance Exceeded Incentive Target. Columbia's 2017 net sales increased over 2016 net sales by $89.1 million, or 4%, to $2.47 billion, and full year operating income was $263.0 million, compared with $256.5 million in 2016. The Company's performance in 2017, when compared to targets set by the Compensation Committee at the beginning of the year, resulted in the achievement of 102.5% of the target established under the Executive Incentive Compensation Plan.
w    Strategic Leadership Realignment. In June 2017, the Company announced a strategic realignment of its corporate leadership team as part of its organizational and business assessment, referred to as Project CONNECT, launched in the first quarter of 2017. Effective July 1, 2017, several members of the senior leadership team, including our named executive officers, were elevated to new roles or took on additional responsibilities. Mr. Cusick was promoted to Executive Vice President and Chief Operating Officer. Mr. Swanson was appointed as Senior Vice President and Chief Financial Officer. Mr. Fogliato was promoted to Executive Vice President, Americas General Manager and relocated from Switzerland to our U.S. headquarters. Mr. Bragdon assumed oversight of the Company's international distributor business. In addition, Mr. Boyle reassumed the role of President upon the departure of Mr. Timm.
w    Majority of Compensation at Risk. For each named executive officer other than our Chairman of the Board and Mr. Timm, 50% or more of the officer's actual 2017 compensation was "at-risk", or subject to performance requirements.

›
Mr. Boyle's total cash compensation (salary and short-term and long-term cash incentives) for 2017 was $2,492,327 of which $1,121,670 was earned upon achieving performance objectives established under the Executive Incentive Compensation Plan and $423,864 was earned upon achieving performance objectives established for his long-term incentive cash award under the 1997 Stock Incentive Plan.

›
In early 2017, the annual base salaries for Mr. Boyle and Mrs. Boyle were significantly reduced to reflect the Company's projected results for 2017 and to increase the portion of their 2017 compensation that would be at risk. The Company's actual 2017 performance exceeded expectations, and Mr. Boyle and Mrs. Boyle were each awarded a discretionary payment equal to the salary reduction.

w    Long-Term Compensation. The named executive officers, other than Mr. Boyle and Mrs. Boyle, receive annual long-term equity awards in the form of stock options and restricted stock units ("RSUs") that constitute a substantial portion of each executive's total compensation opportunity. Mr. Boyle was granted a long-term incentive cash award in 2017. For our executive officers based in the U.S., a significant portion of these awards vest based on achievement of specified long-term performance goals. Mr. Fogliato, who was based outside the U.S. for a portion of 2017, during that time received stock options and time-based RSUs, rather than performance-based RSUs, and a long-term incentive cash award pursuant to the terms of his Swiss employment agreement that vested, in part, based on performance for 2015, 2016 and 2017. Prior to Mr. Swanson's promotion to CFO in July 2017, he was eligible for, and received, stock options and time-based RSUs. Prior to July 2017, Mr. Swanson was not eligible to receive performance-based RSUs. Neither Mr. Boyle nor Mrs. Boyle receive equity compensation grants since both already hold a significant amount of our common stock.

›
Based on the achievement of above-target three-year cumulative operating income and three-year average return on invested capital, 139.2% of the performance-based RSUs awarded to Mr. Cusick and Mr. Bragdon for the 2015 through 2017 performance period vested, and Mr. Boyle similarly received 139.2% of the long-term incentive cash award granted to him for the 2015 through 2017 performance period.

50	Columbia Sportswear Company

w    Executive Compensation Best Practices.

›
Each of our executive officers based in the U.S. is employed "at will" and we have no employment or similar agreements with any of our named executive officers based in the U.S., other than a change in control and severance plan approved by the Board, in which neither Mr. Boyle nor Mrs. Boyle is eligible to participate.

›	We have implemented stock ownership guidelines and an executive incentive recovery (or clawback) policy for our named executive officers.

›
In 2017, 94.8% of our outstanding shares were voted in favor of executive compensation by advisory vote and based on this strong level of support we did not make any changes to our compensation programs as a result.

Columbia believes the 2017 compensation program for the named executive officers helped to motivate the executive officers and encouraged appropriate risk-taking in order to achieve strong financial performance amid continuing global macroeconomic challenges.
We are asking for shareholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with Securities and Exchange Commission rules, which includes the disclosures under "Compensation Discussion and Analysis", the compensation tables and the footnotes and narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.
Advisory Vote
Although this vote is advisory and non-binding on the Board or the Company, the Board and the Compensation Committee, which is responsible for designing and administering Columbia's executive compensation program, value the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation policies and decisions for named executive officers.

RECOMMENDATION BY THE BOARD OF DIRECTORS
The Board recommends a vote FOR approval of the compensation of the Company's named executive officers as disclosed pursuant to the SEC's compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables). This proposal will be approved if a quorum is present at the meeting and the votes cast in favor of this proposal exceed the votes cast opposing this proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting, but will have no effect on the results of the vote. The proxies will be voted on this proposal in accordance with the instructions specified on the proxy form.

Columbia Sportswear Company	51

ADDITIONAL INFORMATION

Form 10-K
We will provide without charge upon the written request of any beneficial owner of shares of our common stock entitled to vote at the annual meeting, a copy of our Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 2017. Written requests should be mailed to Lindsey R. Kantawee, Associate General Counsel and Corporate Secretary, Columbia Sportswear Company, 14375 NW Science Park Drive, Portland, Oregon 97229.

Other Materials
All materials filed by us with the Securities and Exchange Commission may be obtained at the Securities and Exchange Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 or through the Securities and Exchange Commission's website at www.sec.gov.

Shareholder Proposals to be Included in Columbia's Proxy Statement
To be considered for inclusion in proxy materials for our 2019 annual meeting of shareholders, a shareholder proposal must be received by Columbia by December 24, 2018.

Shareholder Proposals Not to be Included in Columbia's Proxy Statement
Shareholders may present proposals for action at this annual meeting or at another annual meeting of shareholders in accordance with the Columbia's bylaws, a copy of which is available upon written request to Columbia Sportswear Company, Attention: Lindsey R. Kantawee, Associate General Counsel and Corporate Secretary, 14375 NW Science Park Drive, Portland, Oregon 97229. A shareholder must deliver timely notice of the proposed business to the Secretary. For purposes of our 2019 annual meeting of shareholders, to be timely, the notice must be received by Columbia no earlier than December 24, 2018, and no later than January 23, 2019.

Discretionary Authority
The proxies to be solicited by us through our Board for our 2019 annual meeting of shareholders will confer discretionary authority on the proxy holders to vote on any shareholder proposal presented at the annual meeting if we fail to receive notice of the shareholder's proposal for the meeting by January 23, 2019.

Shareholder Nominations for Director
Shareholders may nominate directly candidates for election to the Board at an annual meeting in accordance with the Company's bylaws by delivering timely notice in writing to the Secretary, as described above. The notice must include (a) the name and address of the shareholder who intends to make the nomination, (b) the name, age, business address and residence address of each nominee, (c) the principal occupation or employment of each nominee, (d) the class and number of shares of the Company that are beneficially owned by each nominee and by the nominating shareholder, (e) any other information concerning the nominee that must be disclosed in proxy solicitations pursuant to Regulation 14A of the Securities Exchange Act of 1934, and (f) the signed consent of each nominee to serve as a director of the Company if elected.

By Order of the Board of Directors

Timothy P. Boyle
President and Chief Executive Officer
Portland, Oregon April 23, 2018

52	Columbia Sportswear Company

Meeting Information
2018 Annual Meeting of Shareholders
Wednesday, June 6, 2018
3:00 p.m. Pacific Time
Meeting Location
Columbia Sportswear Company
Lillehammer Events Center
14339 NW Science Park Drive
Portland, Oregon 97229
(503) 985-4000

DIRECTIONS

From I-5 North of Portland:		From I-5 South of Portland:
à	Take I-5 South to I-405 South	à	Take I-5 North to Hwy. 217 North
à	Follow I-405 South to Hwy. 26 West	à	Follow Hwy. 217 North to Hwy 26 West

From Highway 26 West, take Exit #67/Murray Blvd. Turn right on Murray Blvd., left on NW Science Park Drive, and right into our parking lot at 14339 NW Science Park Drive

Columbia Sportswear Company	53

APPENDIX A

Second Amendment to the Third Restated Articles of Incorporation

If this Proposal 2 is approved by shareholders, Article II(A) of the Third Restated Articles of Incorporation will be amended to read in its entirety as follows:

"A. The Corporation is authorized to issue shares of two classes of stock: 250,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock."

54	Columbia Sportswear Company

APPENDIX B

Second Amendment to the Third Restated Articles of Incorporation

If this Proposal 3 is approved by shareholders, new Article II(D) would read in its entirety as follows:

"D.    Except as may be specifically designated by the Board of Directors, no holder of shares of the Corporation of any class, as such, shall have the preemptive right to subscribe for or to purchase any shares of any class of the corporation or any other securities of the corporation, including any warrant, right or option to any share or other security, whether such share or security of such class are now or hereafter authorized."

Columbia Sportswear Company	55

Columbia Sportswear Company®

COLUMBIA SPORTSWEAR COMPANY
14375 NW SCIENCE PARK DRIVE
PORTLAND, OR 97229

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/05/2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/05/2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01 Gertrude Boyle	02 Timothy P. Boyle	03 Sarah A. Bany	04 Murrey R. Albers	05 Stephen E. Babson
06 Andy D. Bryant	07 Edward S. George	08 Walter T. Klenz	09 Ronald E. Nelson	10 Malia H. Wasson

The Board of Directors recommends you vote FOR proposals 2., 3., 4. and 5.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000371736_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K and 2017 Annual Report to Shareholders is/are available at www.proxyvote.com

COLUMBIA SPORTSWEAR COMPANY
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
June 6, 2018

The undersigned hereby appoints Gertrude Boyle, Timothy P. Boyle, Jim A. Swanson and Peter J. Bragdon, and each of them, with power to act without the other and with full power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of Columbia Sportswear Company Common Stock that the signatory on the reverse side is entitled to vote, and, in their discretion, to vote upon any other business that may properly come before the Annual Meeting of Shareholders of Columbia Sportswear Company to be held June 6, 2018 or at any adjournments or postponements of the Annual Meeting, with all powers which the signatory on the reverse side would possess if personally present.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF THE SIGNED PROXY IS RETURNED BUT NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000371736_2 R1.0.1.17